Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Archimedes Tech SPAC Partners II Co.,
as the Purchaser,

ATII Holdings Inc.,
as Pubco,

ATII Merger Sub Inc.,
as Merger Sub I,

ATII Merger Sub II LLC,
as Merger Sub II,

and

Forge Nano, Inc.,
as the Company,

Dated as of April 20, 2026

3.13	Material Contracts	27
3.14	Transactions with Affiliates	27
3.15	Subsidiary Activities	27
3.16	Investment Company Act	27
3.17	Finders and Brokers	28
3.18	Ownership of Stockholder Merger Consideration	28
3.19	Certain Business Practices	28
3.20	Insurance	29
3.21	Purchaser Trust Account	29
3.22	Independent Investigation	29
3.23	Indebtedness	29
3.24	Litigation; Permits	29
3.25	No Other Representations	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30

4.1	Organization and Standing	31
4.2	Authorization; Binding Agreement	31
4.3	Capitalization	32
4.4	Subsidiaries	32
4.5	Governmental Approvals	33
4.6	Non-Contravention	33
4.7	Financial Statements	34
4.8	Absence of Certain Changes	34
4.9	Compliance with Laws	35
4.10	Company Permits	35
4.11	[Reserved]	35
4.12	Litigation	35
4.13	Material Contracts	35
4.14	Intellectual Property	37
4.15	Taxes and Returns	39
4.16	Real Property	41
4.17	Personal Property	42
4.18	Title to and Sufficiency of Assets	42
4.19	Employee Matters.	42
4.20	Benefit Plans	44
4.21	Environmental Matters	46
4.22	Transactions with Related Persons	47
4.23	Insurance	47
4.24	Books and Records	48
4.25	Top Customers and Suppliers	48
4.26	Certain Business Practices	48
4.27	Investment Company Act	49
4.28	Finders and Brokers	49
4.29	[Reserved].	49
4.30	Independent Investigation	49
4.31	Information Supplied	49

4.32	Disclosure	50

ARTICLE V COVENANTS		50

5.1	Access and Information	50
5.2	Conduct of Business of the Company	51
5.3	Conduct of Business of the Purchaser	54
5.4	Annual and Interim Financial Statements	57
5.5	Purchaser Public Filings	57
5.6	No Solicitation	57
5.7	No Trading	59
5.8	Notification of Certain Matters	59
5.9	Efforts	59
5.10	Tax Matters	61
5.11	Further Assurances	61
5.12	The Registration Statement and Proxy Statement	62
5.13	Company Stockholder Approval	64
5.14	Public Announcements	64
5.15	Confidential Information	65
5.16	Documents and Information	66
5.17	Post-Closing Board of Directors and Executive Officers	66
5.18	Indemnification of Directors and Officers; Tail Insurance	67
5.19	Trust Account Proceeds	68
5.20	Registration Rights Agreement	68
5.21	Section 280G	68

ARTICLE VI NO SURVIVAL		69

6.1	No Survival	69

ARTICLE VII CLOSING CONDITIONS		69

7.1	Conditions to Each Party’s Obligations	69
7.2	Conditions to Obligations of the Company	70
7.3	Conditions to Obligations of the Purchaser	71
7.4	Frustration of Conditions	72

ARTICLE VIII TERMINATION AND EXPENSES		72

8.1	Termination	72
8.2	Effect of Termination	74
8.3	Fees and Expenses	74

ARTICLE IX WAIVERS AND RELEASES		75

9.1	Waiver of Claims Against Trust	75

ARTICLE X MISCELLANEOUS		76

10.1	Non-Recourse	76
10.2	Notices	76
10.3	Binding Effect; Assignment	76
10.4	Third Parties	77
10.5	[Reserved]	77
10.6	Governing Law; Jurisdiction	77
10.7	WAIVER OF JURY TRIAL	77
10.8	Specific Performance	77
10.9	Severability	78
10.10	Amendment	78
10.11	Waiver	78
10.12	Entire Agreement	78
10.13	Interpretation	79
10.14	Counterparts	79
10.15	Legal Representation	79

ARTICLE XI DEFINITIONS		80

11.1	Certain Definitions	80
11.2	Section References	92

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Written Consent
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Pubco Ascent Warrant Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of PIPE Investor Warrant Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 20, 2026 by and among (i) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (ii) ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), (iv) ATII Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”) and (v) Forge Nano, Inc., a Delaware corporation (the “Company”). The Purchaser, Pubco, Merger Sub I, Merger Sub II and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.    At least one (1) day prior to the First Effective Time (as defined below), and subject to receipt of the Required Purchaser Shareholder Approval (as defined below), the Purchaser intends to effect the Reincorporation (as defined below), whereby the Purchaser shall merge with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation pursuant to the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”).

B.    At least one (1) day after the completion of the Reincorporation, or on a later date as agreed by the Parties, and upon the terms and subject to the conditions of this Agreement and in accordance with DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, the Parties intend to (i) at the First Effective Time, effect the merger of Merger Sub I with and into the Company, with the Company continuing as the Initial Surviving Corporation (as defined below) (the “First Company Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder (as defined below) to receive its Pro Rata Share (as defined below) of the Closing Payment Shares (as defined below), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, and (ii) immediately following the First Company Merger, effect the merger of the Initial Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), as a result of which all of the issued and outstanding capital stock of the Initial Surviving Corporation immediately prior to the Second Effective Time (as defined below) shall no longer be outstanding and shall thereupon be converted into and become one membership interest in the Surviving Company and such membership interest shall constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.

C.    The board of directors of the Purchaser has (i) approved this Agreement and the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), (ii) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including, as applicable, the Reincorporation (including the execution of the Plan of Merger (as defined below)) and the Company Mergers.

D.    The respective boards of directors of Pubco and Merger Sub I, and the Purchaser, as the sole stockholder of each of Pubco and Merger Sub I, have each (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the First Company Merger (preceded by the Reincorporation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Pubco and Merger Sub I, as applicable, and the Purchaser, as the sole stockholder of Pubco and Merger Sub I, as applicable, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including, as applicable, the Reincorporation (including the execution of the Plan of Merger (as defined below)), the issuance of Pubco Common Stock to the Escrow Account pursuant to Section 1.18 and the First Company Merger.

E.    The Purchaser, as the sole member of Merger Sub II, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the First Company Merger), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub II and the Purchaser, as its sole member and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

F.    The board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers.

G.    Promptly following the execution of this Agreement (and in any event within two (2) Business Days of execution of this Agreement), the Company shall seek the Required Company Stockholder Approval (as defined below) and deliver to the Purchaser a true and correct copy of an irrevocable written consent signed by the Company’s Key Management Members (as defined below) and directors and the Significant Company Holders (as defined below), substantially in the form attached hereto as Exhibit A, sufficient to approve the First Company Merger and the other transactions contemplated by this Agreement (the “Written Consent”).

H.    Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor is entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit B (the “Purchaser Support Agreement”), pursuant to which the Sponsor has agreed (i) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor in accordance with the Insider Letter, (ii) to vote in favor of this Agreement, the Reincorporation and the Company Mergers at the Purchaser Extraordinary General Meeting in accordance with the Insider Letter, (iii) to waive any anti-dilution or similar protection with respect to such Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby and thereby) and (iv) to contribute up to 3,300,000 Contribution Shares (as defined in the Purchaser Support Agreement) to secure one or more Financing Transactions (as defined in the Purchaser Support Agreement) as follows: to the extent the PIPE Investors (as defined below) fund any Financing Transaction of at least $100,000,000, to transfer to such PIPE Investors 3,000,000 Contribution Shares to secure such Financing Transaction and to transfer up to 300,000 Contribution Shares to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors.

I.     Contemporaneously with the execution of this Agreement, (i) the Purchaser, Pubco and the Company are entering into a subscription agreement, substantially in the form attached as Exhibit F hereto (the “Subscription Agreement”), with the PIPE Investors pursuant to which, among other things, such PIPE Investors have agreed to subscribe for, and Pubco has agreed to issue to such PIPE Investors, an aggregate of 10,000,000 shares of Pubco Common Stock at a purchase price of no less than $10.00 per share (the “Subscribed Shares”) on the terms and subject to the conditions set forth in the Subscription Agreement and (ii) Pubco and the PIPE Investors are entering into a warrant agreement, substantially in the form attached as Exhibit G hereto (the “PIPE Investor Warrant Agreement”), pursuant to which Pubco has agreed to issue to the PIPE Investors warrants with the right to purchase up to an aggregate of 15,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to applicable adjustments) during the five (5) year period following the Closing Date (the “PIPE Investor Warrants” and together with the Subscribed Shares and the Contribution Shares, the “PIPE Investment”) on the terms and subject to the conditions set forth in the PIPE Investor Warrant Agreement.

J.     The Parties intend that each of the Reincorporation and the Company Mergers will qualify for the Merger Intended Tax Treatment and the Reincorporation Intended Tax Treatment, respectively (each as defined below).

K.    Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
REINCORPORATION AND MERGERS

1.1         Company Mergers.

(a)    At the First Effective Time, which shall be at least one (1) day after the Reincorporation Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Company Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Pubco. The Company, as the surviving corporation after the First Company Merger, is hereinafter sometimes referred to as the “Initial Surviving Corporation” (provided, that references to the Company for periods after the First Effective Time shall include the Initial Surviving Corporation).

(b)    Immediately following the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, as applicable, the Initial Surviving Corporation and Merger Sub II shall consummate the Second Company Merger, pursuant to which the Initial Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly-owned subsidiary of Pubco. Merger Sub II, as the surviving entity after the Second Company Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Merger Sub II for periods after the Second Effective Time shall include the Surviving Company).

1.2         Effective Times.

(a)    Subject to and upon the terms and conditions of this Agreement, at the First Effective Time, the Parties hereto shall cause the First Company Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL in connection with the First Company Merger (the time of such filing, or such later time as may be specified in the First Certificate of Merger, being the “First Effective Time”).

(b)    Subject to and upon the terms and conditions of this Agreement, immediately following the First Effective Time, the Parties hereto shall cause the Second Company Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL and DLLCA, as applicable, in connection with the Second Company Merger (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, the “Second Effective Time”).

1.3         Effect of the Company Mergers.

(a)    At the First Effective Time, the effect of the First Company Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I and the Company shall vest in the Initial Surviving Corporation, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub I will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation

(b)    At the Second Effective Time, the effect of the Second Company Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company.

1.4         Tax Treatment of the Company Mergers. For federal income tax purposes, the Company Mergers, taken together, are intended to constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Merger Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Company Mergers as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Company Mergers on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Company Mergers are determined not to qualify for the Merger Intended Tax Treatment.

1.5         Governing Documents Relating to the Company Mergers.

(a)    At the First Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation and bylaws of the Initial Surviving Corporation, in each case, until thereafter amended or restated as provided therein and in accordance with the applicable provisions of the DGCL.

(b)    At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the certificate of formation of the Surviving Company, until thereafter supplemented or amended in accordance with the applicable provisions of the DLLCA and the certificate of formation of the Surviving Company.

(c)    At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with the DLLCA, the certificate of formation or limited liability company agreement of the Surviving Company.

1.6         Directors and Officers Relating to the Company Mergers. The Parties shall take all requisite actions such that, from and after the Second Effective Time, the board of directors and executive officers of the Company as of immediately prior to the First Effective Time shall be the board of directors and executive officers of the Surviving Company, each to hold office, after giving effect to Section 5.17, in accordance with the DLLCA, and the Surviving Company’s Organizational Documents, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7          Reincorporation of the Purchaser.

(a)    Subject to receipt of the Required Purchaser Shareholder Approval (as defined below), at least one (1) day prior to the First Effective Time, the Purchaser shall re-domicile and become a Delaware corporation by means of causing a merger of the Purchaser with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation under the DGCL, such merger pursuant to Section 237 of the Companies Act and the applicable provisions of the DGCL (the “Reincorporation”). The Purchaser and Pubco shall cause the Reincorporation to be consummated by filing a plan of merger (the “Plan of Merger”) (and any other documents required by the Companies Act) with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) pursuant to Sections 233 and 237 of the Companies Act, filing a certificate of merger with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Reincorporation (the time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger, being the “Reincorporation Effective Time”).

(b)     At the Reincorporation Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Reincorporation Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of Pubco shall be amended to be “Forge Nano Holdings, Inc.”

(c)    In accordance with applicable Law, immediately prior to Reincorporation Effective Time, each then issued and outstanding Purchaser Unit shall separate and convert automatically into one (1) Purchaser Ordinary Share and one-half (1/2) of one Purchaser Warrant, and all Purchaser Units shall cease to exist. Immediately following the unit separation, at the Reincorporation Effective Time, each then issued and outstanding Purchaser Ordinary Share (which, for the avoidance of doubt, includes the Purchaser Ordinary Shares held as a result of the separation of the Purchaser Units) (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall be cancelled in exchange for the right to receive one (1) share of Pubco Common Stock. All Purchaser Ordinary Shares (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Purchaser Ordinary Shares (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 1.7(c);

(d)    At the Reincorporation Effective Time, each Purchaser Warrant that is outstanding and unexercised shall convert automatically into a warrant to acquire one (1) share of Pubco Common Stock (each a “Pubco Warrant”) pursuant to the terms of the Warrant Agreement;

(e)    At the Reincorporation Effective Time, each Redeeming Purchaser Share issued and outstanding immediately prior to the Reincorporation Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the Redemption Price in accordance with the Purchaser Memorandum and Articles; and

(f)    Notwithstanding Section 1.7(c) above or any other provision of this Agreement to the contrary, if there are any Purchaser Ordinary Shares or other classes of shares of Purchaser that are owned by Purchaser as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(g)    Effects of the Reincorporation. At the Reincorporation Effective Time, the Reincorporation shall have the effects specified in this Agreement, the Plan of Merger, the relevant certificate of merger, the Companies Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Pubco and Purchaser shall vest in Pubco as the surviving corporation, and Pubco shall be liable for and subject in the same manner as Pubco and the Purchaser to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of Pubco and the Purchaser in accordance with the Companies Act and the DGCL.

(h)    Tax Treatment of the Reincorporation. For federal income tax purposes, the Reincorporation is intended to constitute a “reorganization” within the meaning of Section 368 of the Code (the “Reincorporation Intended Tax Treatment”). The Purchaser hereby (i) adopts this Agreement insofar as it relates to the Reincorporation as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Reincorporation, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation is determined not to qualify for the Reincorporation Intended Tax Treatment.

1.8         Merger Consideration. At the First Effective Time, as consideration for the First Company Merger, the Company Stockholders collectively shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Common Stock (the “Merger Consideration”) with an aggregate value equal to One Billion Two Hundred Million U.S. Dollars ($1,200,000,000) (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”).

1.9          Conversion of Company Convertible Securities.

(a)    At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Warrant that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be assumed by Pubco and shall become a corresponding Pubco Warrant. Each such assumed Pubco Warrant shall be subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Company Warrant immediately prior to the First Effective Time, except that such convertible security shall be exercisable or convertible for, or shall otherwise confer the right to acquire, on the same terms and conditions, the number and type of equity interests of Pubco as the holder would have been entitled to receive if such Company Warrant had been exercised, converted, or settled immediately prior to the First Effective Time.

(b)    At the First Effective Time, each Company Ascent Option that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be cancelled and converted into a warrant to purchase shares of Pubco Common Stock (each, a “Pubco Ascent Warrant”) pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached as Exhibit E hereto (the “Pubco Ascent Warrant Agreement”), to be executed on the Closing Date by Pubco and Ascent Funds International Management LLC.

1.10       Treatment of Company Options. At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Option that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be assumed by Pubco and shall be converted into an option to purchase a number of shares of Pubco Common Stock (a “Pubco Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount, with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Company Option by (ii) the Equity Award Conversion Amount; provided, that, in the case of any Pubco Options to which Section 422 of the Code applies, the exercise price and the number of shares of Pubco Common Stock purchasable pursuant to such Pubco Options shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

1.11        Conversion of Company Stock.

(a)    At the First Effective Time, by virtue of the First Company Merger and without any action on the part of the Purchaser, Pubco, Merger Sub I, the Company or the Company Stockholders, (i) each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Company Common Stock pursuant to the Company’s Organizational Documents as in effect immediately prior to the First Effective Time and (ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (including the shares of Company Common Stock issued upon conversion of the Company Preferred Stock pursuant to subclause (i) of this Section 1.11(a), but not including shares to be canceled in accordance with Section 1.12) shall be canceled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares for such number of shares of Company Common Stock (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, following the First Effective Time, each Company Stockholder will cease to have any rights with respect to the Company Stock, except for the right to receive the Applicable Per Share Merger Consideration and Company Earn-Out Shares on the terms set forth in Section 1.18.

(b)    At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid membership interest of the Surviving Company and such membership interest shall constitute the only outstanding membership interest of the Surviving Company.

1.12       Treasury Stock. At the First Effective Time, if there is any Company Stock owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the First Effective Time, such shares of Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.13        Rights Cease to Exist. As of the First Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

1.14        [Reserved.].

1.15        Surrender of Company Stock and Disbursement of Merger Consideration.

(a)    Prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall appoint the Purchaser’s transfer agent, Odyssey Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, and the Company (the “Letter of Transmittal”), for use in such exchange (which shall specify that the delivery of any share of Company Stock in respect of any portion of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).

(b)    Each Company Stockholder shall be entitled to receive its Applicable Per Share Merger Consideration in respect of the Company Stock tendered for exchange as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; (ii) if a Lock-Up Company Holder, a duly executed Lock-Up Agreement, substantially in the form attached as Exhibit C hereto (each, a “Lock-Up Agreement”); and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.

(c)    If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement (if applicable) and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the First Effective Time, there shall be no further registration of transfers of Company Stock. If, after the First Effective Time, the Transmittal Documents are presented to the Initial Surviving Corporation, the Surviving Company, Pubco or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.15. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Pubco Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Pubco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Pubco Common Stock.

(e)    All securities issued upon the surrender of Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Warrants. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.15(a) that remains unclaimed by Company Stockholders two (2) years after the First Effective Time shall be returned to Pubco, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.15 prior to that time shall thereafter look only to Pubco for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Initial Surviving Corporation, the Surviving Company, Pubco, nor any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by virtue of the First Company Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.16       Effect of Company Mergers on Merger Sub I and Merger Sub II.

(a)    At the First Effective Time, by virtue of the First Company Merger and without any action on the part of any Party or the holders of any Company Stock or the holders of any shares of capital stock of the Purchaser, Pubco, or Merger Sub I, each share of Merger Sub I Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Initial Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.

(b)    At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any Party, all limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into an equal number of limited liability company interests of the Surviving Company, which shall constitute 100% of the outstanding equity of the Surviving Company, all of which shall be owned by Pubco, which shall continue as the sole member of the Surviving Company, and the Surviving Company shall be classified as an entity disregarded as separate from Pubco for U.S. federal income tax purposes.

1.17       Consideration Spreadsheet.

(a)    At least five (5) Business Days prior to the Closing, the Company shall deliver to the Purchaser a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the First Effective Time:

(i)    the name and address of record of each holder of Company Stock and the number and class, type or series of Company Stock held by each;

(ii)    the aggregate number of shares subject to Company Warrants, Company Ascent Option and Company Options;

(iii)    detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)    the portion of the Closing Payment Shares allocable to each of holder of Company Stock;

(B)    the Applicable Per Share Merger Consideration;

(C)    the Pro Rata Share; and

(D)    any other determination or calculation reasonably called for by the Purchaser.

(b)    The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by the Purchaser, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that the Purchaser and Pubco, as applicable, shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE I.

1.18       Escrow; Earnout.

(a)    At or prior to the Closing Date, the Purchaser, Pubco, the Company and the Exchange Agent (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (“Escrow Agent”), shall enter into an Escrow Agreement, effective as of the First Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall cause Pubco to issue on the Closing Date to the Escrow Agent an aggregate amount of 90,000,000 shares of Pubco Common Stock, being the shares payable pursuant to Section 1.18(b) (the “Company Earn-out Shares”), free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in this Agreement, the Ancillary Documents or the Escrow Agreement, to be held, along with any other dividends, distributions or other income on the Company Earn-Out Shares, in a segregated escrow account (the “Escrow Account”) pursuant to the Escrow Agreement and shall not be disbursed therefrom until they are earned in accordance with this Section 1.18 and the Escrow Agreement. The Company Earn-Out Shares shall be allocated among and transferred to the Persons who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, pro rata based on the number of shares of Company Common Stock held by such Persons, determined on an as-converted basis) as of the First Effective Time; provided, that any Company Earn-Out Shares attributable to such holders of Pubco Convertible Securities shall be issued only upon the exercise, conversion or settlement thereof in accordance with their terms.

(b)    Following the First Effective Time, the Persons who received Closing Payment Shares and each holder of a Pubco Convertible Security issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, shall be entitled to receive from the Escrow Account, and the Escrow Agent shall disburse therefrom, a proportional amount of Company Earn-Out Shares as follows:

(i)    an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $15.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $400,000,000;

(ii)    an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $20.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and

(iii)    an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $25.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

(c)    The Company Earn-out Shares shall be disbursed from the Escrow Account within five (5) Business Days after the satisfaction of the requirements as set forth in Section 1.18(b). The achievement thresholds set forth in Section 1.18(b) are intended to be cumulative.

(d)    All shares and per share amounts in this Section 1.18 shall be appropriately adjusted to reflect splits, combinations, recapitalizations, subdivisions, share dividends and similar events relating to the Pubco Common Stock occurring subsequent to the date hereof, including to account for any equity securities into which such shares are exchanged or converted.

(e)    No certificates or scrip or shares representing fractional shares of Pubco Common Stock shall be issued in respect of Company Earn-Out Shares to any Persons who received Closing Payment Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Common Stock. In lieu of any fractional share of Pubco Common Stock to which any Persons would otherwise be entitled in respect of the Company Earn-Out Shares (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such Person), the Exchange Agent shall round up or down to the nearest whole share of Pubco Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(f)    Notwithstanding anything to the contrary in this Agreement, in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, Pubco consummates a merger, consolidation, business combination, tender offer, reorganization, recapitalization, or other transaction or series of related transactions pursuant to which the holders of Pubco Common Stock have the right to receive cash or securities (collectively, the “Transaction Consideration”) in exchange for their shares, and the Transaction Consideration Value of such Transaction Consideration per share of Pubco Common Stock (the “Per Share Transaction Value”) equals or exceeds the applicable thresholds set forth in Section 1.18(b)(i)(B), Section 1.18(b)(ii)(B) and Section 1.18(b)(iii)(B), then immediately prior to the consummation of such transaction, the Persons who received Closing Payment Shares and each holder of a Pubco Convertible Security issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, shall be entitled to receive from the Escrow Account, and the Escrow Agent shall disburse therefrom, the lesser of (i) the number of Company Earn-Out Shares that would have been issued under Section 1.18(b) if the Per Share Transaction Value had been the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period and (ii) the remaining Company Earn-out Shares that have not yet been issued as of such date. For the avoidance of doubt, if the Per Share Transaction value is less than each of the applicable thresholds set forth in Section 1.18(b)(i)(B), Section 1.18(b)(ii)(B) and Section 1.18(b)(iii)(B), no Company Earn-out Shares shall be issued pursuant to this Section 1.18(f).

(g)    Any payments made pursuant to Section 1.18 shall be treated by the Parties as an adjustment to the purchase price pursuant to the “plan of reorganization” without recognition of gain or loss for all Tax purposes, and shall be reported consistently by the parties on all Tax Returns, except as otherwise required by applicable Law.

1.19       Taking of Necessary Action; Further Action.

(a)    If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)    If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub II, the officers and directors of the Initial Surviving Corporation and Merger Sub II are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.20       [Reserved.].

1.21       Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement, such amounts that any such Parties are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, each of the Purchaser and Pubco agrees that (i) provided the Company delivers the certificate set forth in Section 7.3(d)(viii), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser or Pubco, as applicable, shall use commercially reasonable efforts to, and shall cooperate with the Company to, reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE II
CLOSING

2.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Reincorporation shall take place no later than the first (1st) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date as the Purchaser and the Company may agree. The Company Mergers shall take place on the Business Day after the completion of the Reincorporation and in no event later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such later date as the Purchaser and the Company may agree. The consummation of the remaining transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO, MERGER SUB I AND MERGER SUB II

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, each of the Purchaser, Pubco, Merger Sub I and Merger Sub II represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1         Organization and Standing. On the date hereof, (i) the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (ii) each of Pubco and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (iii) Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its, Pubco’s, Merger Sub I’s and Merger Sub II’s Organizational Documents, as currently in effect. None of the Purchaser, Pubco, Merger Sub I nor Merger Sub II is in violation of any provision of its respective Organizational Documents in any material respect, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.2         Authorization; Binding Agreement.

(a)    The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser, Pubco, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), (ii) declared that this Agreement and the transaction contemplated hereby are fair to and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation) and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement.

(b)    Each of Pubco and Merger Sub I has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole stockholder of Pubco and Merger Sub I, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Pubco and Merger Sub I and the consummation of the Reincorporation, the First Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Pubco or Merger Sub I, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Pubco and Merger Sub I and, other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of each of the Pubco and Merger Sub I are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of Pubco and Merger Sub I is a party shall be when delivered, duly and validly executed and delivered by Pubco and Merger Sub I and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco and Merger Sub I, enforceable against Pubco and Merger Sub I, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The respective boards of directors of Pubco, Merger Sub I and the Purchaser, as the sole stockholder of each of Pubco and Merger Sub I, have each, by resolutions duly adopted by written consent (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reincorporation and the First Company Merger (preceded by the Reincorporation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interest of the Purchaser and the Purchaser, as the sole stockholder of Pubco and Merger Sub I, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the First Company Merger.

(c)    Merger Sub II has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole member of Merger Sub II, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub II and the consummation of the Second Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub II is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the sole member of Merger Sub II and (b) other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub II are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub II is a party shall be when delivered, duly and validly executed and delivered by the Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub II, enforceable against Merger Sub II in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser, as the sole member of Merger Sub II, by resolutions duly adopted by written consent (i) approved this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the First Company Merger), (ii) determined that this Agreement and the transactions contemplated hereby are fair, advisable and in the best interests of Merger Sub II and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

3.3         Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of any of the Purchaser, Pubco, Merger Sub I and Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser, Pubco, Merger Sub I or Merger Sub II of this Agreement and each Ancillary Document to which it is a party or the consummation by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4         Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of this Agreement and each Ancillary Document to which each of the Purchaser, Pubco, Merger Sub I or Merger Sub II is a party, the consummation by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, and compliance by the Purchaser, Pubco, Merger Sub I and Merger Sub II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s, Pubco’s, Merger Sub I’s or Merger Sub II’s Organizational Documents, (b) subject to the receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the DLLCA, as applicable, and obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Pubco, Merger Sub I, Merger Sub II, or any of their respective material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser, Pubco, Merger Sub I or Merger Sub II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of the Purchaser, Pubco, Merger Sub I or Merger Sub II under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for, in the case of the foregoing clauses (a), (b) or (c), as have not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5         Capitalization.

(a)    The Purchaser is authorized to issue 400,000,000 Purchaser Ordinary Shares and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth in the SEC Reports. There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Purchaser Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)    As of the date hereof, Pubco is authorized to issue 100 shares of Pubco Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser and Pubco has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Pubco and no such rights will arise by virtue of or in connection with the Reincorporation and the other transactions contemplated by this Agreement.

(c)    As of the date hereof, Merger Sub I is authorized to issue 100 shares of Merger Sub I Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub I has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub I Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Merger Sub I and no such rights will arise by virtue of or in connection with the First Company Merger and the other transactions contemplated by this Agreement.

(d)    As of the date hereof, all of the membership interests of Merger Sub II are beneficially held (and held of record), directly or indirectly, by Purchaser and Merger Sub II has no other authorized, issued or outstanding membership interests. All of the issued and outstanding membership interests of Merger Sub II have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights to such equity securities of Merger Sub II and no such rights will arise by virtue of or in connection with the Second Company Merger and the other transactions contemplated by this Agreement.

(e)    Prior to giving effect to the transactions contemplated by this Agreement, other than Pubco, Merger Sub I and Merger Sub II, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(f)    Except as disclosed in the SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II or (B) obligating the Purchaser, Pubco, Merger Sub I or Merger Sub II to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or membership interests, as applicable, or (C) obligating the Purchaser, Pubco, Merger Sub I or Merger Sub II to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares or membership interests, as applicable. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser, Pubco, Merger Sub I or Merger Sub II to repurchase, redeem or otherwise acquire any shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as expressly contemplated by this Agreement or as disclosed in the SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser, Pubco, Merger Sub I or Merger Sub II is a party with respect to the voting of any shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II.

(g)    All Indebtedness of the Purchaser, Pubco, Merger Sub I or Merger Sub II as of the date of this Agreement is disclosed in the SEC Reports. No Indebtedness of the Purchaser, Pubco, Merger Sub I or Merger Sub II contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, Pubco, Merger Sub I or Merger Sub II or (iii) the ability of the Purchaser, Pubco, Merger Sub I or Merger Sub II to grant any Lien on its properties or assets.

(h)    Since the date of formation of the Purchaser, Pubco, Merger Sub I or Merger Sub II, and except as contemplated by this Agreement, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has declared or paid any distribution or dividend in respect of its shares or membership interests, as applicable, and has not repurchased, redeemed or otherwise acquired any of its shares or membership interests, as applicable, and each of its board of directors or sole member, as applicable, has not authorized any of the foregoing.

3.6         SEC Filings and Purchaser Financials.

(a)    The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Purchaser or Pubco subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseding filing) (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. Each director and executive officer of the Purchaser has filed with the SEC all statements required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) the Purchaser is in compliance with all the applicable corporate governance rules of Nasdaq.

(b)    Since the latest Purchaser Financials, there have been no material changes in the accounting policies of the Purchaser (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) that would be required to be disclosed in the Purchaser’s financial statements in accordance with GAAP consistently applied and no revaluation of the Purchaser’s assets.

(c)    The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is accumulated and communicated to the Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(d)    There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

(e)    The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(f)    Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.

3.7         Absence of Certain Changes. Except as expressly contemplated by this Agreement, as of the date of this Agreement, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since February 10, 2025, not been subject to a Material Adverse Effect on the Purchaser and (c) has not taken any action that would constitute a material breach of any of the covenants set forth in Section 5.3(b) if such action were taken after the date hereof without the consent of the Company.

3.8         Compliance with Laws. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, Pubco, Merger Sub I or Merger Sub II, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has received written notice alleging any violation of applicable Law in any material respect. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II is under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has previously received any subpoenas from any Governmental Authority.

3.9         Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10       Taxes and Returns.

(a)    Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has (i) complied in all material respects with all applicable Laws relating to Tax since their formation, and (ii) has not failed to comply with an applicable Law relating to material Taxes for which the applicable statute of limitations has not expired as of the date hereof.

(b)    There are no claims, assessments, Actions, audits, examinations, investigations or other proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser, Pubco, Merger Sub I or Merger Sub II in respect of any income Taxes and other material Taxes, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(c)    There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(d)    None of the Purchaser, Pubco, Merger Sub I or Merger Sub II has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or material amounts of any other Taxes. There are no outstanding requests by the Purchaser, Pubco, Merger Sub I or Merger Sub II for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e)    Since the date of its formation, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f)    There is no Action currently pending or, to the Knowledge of Purchaser, Pubco, Merger Sub I or Merger Sub II, threatened against Purchaser, Pubco, Merger Sub I or Merger Sub II by a Governmental Authority in a jurisdiction where the Purchaser, Pubco, Merger Sub I or Merger Sub II does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g)    None of Purchaser, Pubco, Merger Sub I or Merger Sub II has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation section 1.6011-4(b).

(h)    None of Purchaser, Pubco, Merger Sub I or Merger Sub II has any Liability or potential Liability for the Taxes of another Person (other than another of Purchaser, Pubco, Merger Sub I or Merger Sub II) that is not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). None of Purchaser, Pubco, Merger Sub I or Merger Sub II is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)    None of Purchaser, Pubco, Merger Sub I or Merger Sub II: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation, or (B) has Liability for the Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract.

(j)    None of Purchaser, Pubco, Merger Sub I or Merger Sub II will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(k)    Each of Purchaser, Pubco, Merger Sub I and Merger Sub II has, with advice of U.S. tax counsel, considered the qualification of the Reincorporation for the Reincorporation Intended Tax Treatment and, after such consideration, to the Knowledge of each of Purchaser, Pubco, Merger Sub I or Merger Sub II, there are no facts or circumstances that would reasonably be expected to prevent the Reincorporation from qualifying for the Reincorporation Intended Tax Treatment.

(l)    Each of Purchaser, Pubco, Merger Sub I and Merger Sub II has, with the advice of U.S. tax counsel, considered the representations to be made to counsel in the certificate set forth in Section 5.10(b) of the Purchaser Disclosure Schedules (the “Parent Rep Letter”) and, after such consideration, to the Knowledge of each of Purchaser, Pubco, Merger Sub I or Merger Sub II, there are no facts or circumstances that would cause such representations to be made in the Parent Rep Letter not to be true, correct, and complete, subject to the assumptions set forth therein.

3.11       Employees and Employee Benefit Plans. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II (a) has any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12       Properties. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Except as disclosed in the SEC Reports, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II owns or leases any material real property or material Personal Property.

3.13       Material Contracts.

(a)    Except as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)    With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14      Transactions with Affiliates. Schedule 3.14 sets forth the true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15      Subsidiary Activities. Since its formation, each of Pubco, Merger Sub I and Merger Sub II has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, each of Pubco, Merger Sub I and Merger Sub II is not party to or bound by any Contract.

3.16       Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17       Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18       Ownership of Stockholder Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19       Certain Business Practices.

(a)    None of the Purchaser, Pubco, Merger Sub I, Merger Sub II or any Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser, Pubco, Merger Sub I or Merger Sub II or assist it in connection with any actual or proposed transaction.

(b)    The operations of the Purchaser, Pubco, Merger Sub I and Merger Sub II are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser, Pubco, Merger Sub I or Merger Sub II with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, Pubco, Merger Sub I or Merger Sub II, threatened.

(c)    None of the Purchaser, Pubco, Merger Sub I, Merger Sub II or any of their directors or officers, or, to the Knowledge of the Purchaser, Pubco, Merger Sub I or Merger Sub II, any other Representative acting on behalf of the Purchaser, Pubco, Merger Sub I or Merger Sub II is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has, since its respective formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20      Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its Subsidiaries, businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or its Subsidiaries. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser or its Subsidiaries.

3.21      Purchaser Trust Account. As of the date hereof, the Trust Account has a balance of no less than $237,500,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Odyssey Transfer and Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, the Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.22       Independent Investigation. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser, Pubco, Merger Sub I or Merger Sub II pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser, Pubco, Merger Sub I or Merger Sub II pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23       Indebtedness. Except as disclosed on Schedule 3.23, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has any Indebtedness.

3.24      Litigation; Permits. There is no (a) Action pending, or, to the Knowledge of the Purchaser, threatened against the Purchaser, Pubco, Merger Sub I or Merger Sub II or that affects their respective assets or properties, or (b) Order outstanding against the Purchaser, Pubco, Merger Sub I or Merger Sub II or that affects their respective assets or properties, except such Actions or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II are party to any material settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Purchaser, Pubco, Merger Sub I and Merger Sub II. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.25       No Other Representations.

(a)     Except for the representations and warranties expressly made in this ARTICLE III, neither Purchaser, Pubco, Merger Sub I, Merger Sub II nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to Purchaser, Pubco, Merger Sub I, Merger Sub II or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and Purchaser, Pubco, Merger Sub I and Merger Sub II hereby disclaim any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE III, neither Purchaser, Pubco, Merger Sub I, Merger Sub II nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to the Company or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Purchaser, Pubco, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)    Notwithstanding anything to the contrary in this Agreement, Purchaser, Pubco, Merger Sub I and Merger Sub II each acknowledges and agrees that neither the Company nor any other Person has made or is making, and Purchaser expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to the Company or any of its Subsidiaries beyond those expressly made by the Company or in ARTICLE IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries made available or otherwise presented to Purchaser, Pubco, Merger Sub I, Merger Sub II, any of its and their respective Affiliates or any of its and their respective Representatives. Without limiting the generality of the foregoing, Purchaser, Pubco, Merger Sub I and Merger Sub II each acknowledges that, except as expressly made in ARTICLE IV, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospects or (ii) any oral or written information made available or otherwise presented to Purchaser or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

4.1         Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and, if applicable, all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.2         Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and, subject to obtaining the Required Company Stockholder Approval, which the Written Consent shall satisfy, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than, with respect to the First Company Merger, the Required Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers. The Written Consent, if executed and delivered, would qualify as the Required Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the First Company Merger.

4.3         Capitalization.

(a)    The Company is authorized to issue (i) 4,850,000 shares of Company Common Stock, of which 1,636,378 shares are issued and outstanding as of April 14, 2026 (the “Capitalization Date”) and (ii) 2,204,216 shares of Company Preferred Stock, of which 2,015,673 shares are issued and outstanding as of the date Capitalization Date. As of the Capitalization Date, (i) 124,265 shares of Company Common Stock are reserved for future issuance under the Company Stock Plan, (ii) 442,172 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options, (iii) 125,012 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Ascent Options and (iv) 313,127 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than Permitted Liens and those imposed under the Company Charter. Except as set forth on Schedule 4.3(a), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any equity interests of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Company. Subject to Section 5.2(b)(ii), all of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company’s Organizational Documents and as provided by the DGCL.

(b)    Except as disclosed in the Company Financials, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4         Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Other than the Company Warrants, the Company Ascent Options and the Company Options, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own any equity interests of any Person.

4.5       Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.6         Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not, subject to the receipt of the Written Consent, (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.7         Financial Statements.

(a)    As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2024 and December 31, 2023, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended and (ii) the unaudited financial statements of the Target Companies as of and for the 12-month period ended December 31, 2025 (the “Interim Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the 12-month period ended on such date, and the unaudited consolidated cash flow statements for the 12-month period ended on such date. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, in each case, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)    The Company maintains a system of internal accounting controls which is reasonably designed to provide, in all material respects, reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability of assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal accounting controls utilized by any Target Company. In the past five (5) years, none of the Company or, to the Knowledge of the Company, any of its Representatives has received any written complaint, allegation, assertion or claim regarding any significant deficiency or material weakness in the system of internal accounting controls utilized by any Target Company or any material fraud that involves management or other employees that have a significant role in the internal accounting controls utilized by any Target Company.

(c)    Except as and to the extent set forth on Schedule 4.7(c), no Target Company is subject to any Liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date or (iii) such other Liabilities or obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)    The financial projections provided by the Company and included in the “Investor Presentation” dated December 2025, which was provided to prospective investors in connection with the PIPE Investment were prepared in good faith using assumptions that the Company believes as of the date of this Agreement to be reasonable.

4.8        Absence of Certain Changes. Except as set forth on Schedule 4.8 or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, and on and prior to the date of this Agreement, each Target Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action that would constitute a material breach of any of the covenants set forth in Section 5.2(b) (other than Sections 5.2(b)(vi), (xxiv) and (xxv)) if such action were taken after the date hereof without the consent of the Purchaser.

4.9         Compliance with Laws. Except as disclosed on Schedule 4.9, since inception, and on or prior to the date of this Agreement, no Target Company is or, since January 1, 2023, has been in material conflict or, to the Company’s Knowledge, material non-compliance with, or in material default or violation of, nor has any Target Company received, since inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries, taken as a whole.

4.10       Company Permits. Each Target Company (and, to the Company’s Knowledge, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted; to own, lease and operate its assets and properties; and to market and sell its products and services (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11       [Reserved].

4.12       Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets that, if determined adversely for such Target Company, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

4.13       Material Contracts.

(a)    Schedule 4.13(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected, excluding for this purpose, any statements of work, purchase orders or other work orders under a master agreement (each Contract required to be set forth on Schedule 4.13(a), excluding any Company Benefit Plan, a “Company Material Contract”) that:

(i)       contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)      involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)     involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)     evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v)      involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with consideration paid or payable to the Company or any of its Subsidiaries in excess of $500,000 over any 12-month period (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)      relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)     by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 4.13(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $500,000 in the aggregate;

(viii)    is a material Contract with any Top Customer or Top Supplier;

(ix)      obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000 other than in the ordinary course of business;

(x)      obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi)      relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii)    provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)   provides for the licensing of any Intellectual Property to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (D) licenses to or from customers or distributors of any Target Company entered into in the ordinary course of business, (E) non-exclusive licenses that are incidental to the primary purpose of the applicable Contract, or (F) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xiv)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv)     is a collective bargaining agreement or other agreement with a labor union or labor organization; or

(xvi)    is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xvii) above.

(b)    Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract; except, with respect to each of the foregoing clauses (i) – (vi), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

4.14       Intellectual Property.

(a)    Schedule 4.14(a)(i) sets forth all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. No material Company Registered IP has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Company. All material Company Registered IP is subsisting and to the Knowledge of the Company, valid and enforceable. Except as set forth on Schedule 4.14(a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), all material Company IP. Except as set forth on Schedule 4.14(a)(i), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties or licensing fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)    Except as would not be material to the business of the Target Companies, taken as a whole, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are in force and in good standing with all required fees and maintenance fees having been paid, and all applications to register any Copyrights, Patents and Trademarks that are pending are in good standing.

(c)    No Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Company IP. Since January 1, 2023, no Target Company has received any written claim asserting that any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, through the conduct by any Target Company of the business activities of such Target Company. Except as set forth in Schedule 4.14(c), there are no Orders to which any Target Company is a party or, to the Company’s Knowledge, by which it is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company IP or (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property. To the Knowledge of the Company, no Target Company is currently infringing, or has, since January 1, 2023, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Company IP. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(d)    The Company has not used or distributed any Open Source Code in a manner which imposes a requirement or condition (i) that any material Business Source Code (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; (ii) requiring Company to grant or purport to grant to any third party person any rights or immunities under material Company IP, or (iii) requiring any Business Source Code be subject to an Open Source Code license (including for the avoidance of doubt any copyleft License) or contributed to an open source project.

(e)    Except as identified on Schedule 4.14(e), no government, university, college, other educational institution or research center: (i) was or is involved in the research and development of any material Company IP (collectively, “Institutions”), or (ii) provided facilities or funding for the development of any material Company IP. Except as may be granted in connection with the purchase or authorized use of the Company Products, no Institutions have any ownership or license rights in or with respect to any material Company IP or Company Products.

(f)    Except as would not be material to the business of the Target Companies, taken as a whole, (i) all officers, directors, employees and independent contractors (to the extent any such independent contractor has contributed to Company IP) of a Target Company are obligated to assign and have assigned to the Target Companies all Company IP arising from the services performed for a Target Company by such Persons, (ii) no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any Company IP and (iii) to the Knowledge of the Company, there has been no violation of any confidentiality or nondisclosure Contract relating to the Company IP. The Company has made available to the Purchaser true and complete copies of its current standard forms of written Contracts referenced in subsection (i) under which employees and independent contractors assign their Intellectual Property to a Target Company. Each Target Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Trade Secret included in the Company IP.

(g)    There exist no agreements pursuant to which the Company has the obligation to deposit with an escrow agent or deliver or license to any Person, now or in the future, any of the Business Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of Business Source Code or the grant of rights to Business Source Code to any Person. All material Business Source Code has been maintained in confidence, and has been disclosed only to employees, service providers and consultants of Company having a bona fide purpose in connection with the performance of their duties and who are bound by confidentiality obligations to the Company consistent with industry norms of confidentiality for source code.

(h)    To the Knowledge of the Company, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the last two (2) years, (i) no Person has obtained unauthorized access to personally identifiable information or information that can be used to identify a natural person (“Personal Information”) in the possession of any Target Company, (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such Personal Information, and (iii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company. During the last two (2) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, Personal Information protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of Personal Information.

(i)    The Company owns and has good, valid, and marketable title in or sufficient legal rights to use as currently used in its business all Company IT Systems. To the Company’s Knowledge, the Company IT Systems are, taken as a whole, sufficient to meet the current requirements of the Company in all material respects. To the Company’s Knowledge, the Company IT Systems (i) operate and perform in all material respects as required by the Company’s business as currently conducted; (ii) have not suffered any material breakdown or failure within the last two (2) years; (iii) are free from any material defects; and (iv) are in good repair and operating condition in all material respects.

(j)    Except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, the Target Companies have taken commercially reasonable steps designed to protect and maintain the security of the Company IT Systems and Personal Information from any unauthorized use, access, interruption or modification by any third party Person. The Target Companies are in compliance in all material respects with their information security programs, which programs include: (i) administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Information and (ii) protection against unauthorized access to the Company IT Systems and Personal Information. To the Company’s Knowledge, there have been no unauthorized intrusions into the Company IT Systems within the last two (2) years.

4.15       Taxes and Returns.

(a)    Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. Each Target Company (i) has complied in all material respects with all applicable Laws relating to Tax during the past six (6) years and (ii) has not failed to comply with an applicable Law relating to material Taxes for which the applicable statute of limitations has not expired as of the date hereof.

(b)    There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)    No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)    There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)    Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)    No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or material amounts of any other Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)    No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)    No Target Company has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation section 1.6011-4(b).

(i)    No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)    No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)    No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation, or (C) has Liability for the Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract; (iii) is a “controlled foreign corporation” as defined in Section 957 of the Code; (iv) is a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code; or (v) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    The Target Companies have been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(m)    The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(n)    No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(o)    The Target Companies have, with advice of U.S. tax counsel, considered the qualification of the Company Mergers for the Merger Intended Tax Treatment and, after such consideration, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Company Mergers from qualifying for the Merger Intended Tax Treatment.

4.16      Real Property. Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17       Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than fifty thousand dollars ($50,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.18      Title to and Sufficiency of Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, and assuming the Required Consents (as defined below) have been made or obtained, as applicable, the Target Companies, taken as a whole, have good and marketable title to, or a valid leasehold interest in, license to or other right to use, such assets as are necessary for the operation of the business of the Target Companies in substantially the same manner as it is currently conducted as of the date of this Agreement other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date included in the Company Financials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, the assets of the Target Companies as of the date of this Agreement, taken as a whole, constitute the assets necessary for the operation of the businesses of the Target Companies in substantially the same manner as it is currently conducted as of the date hereof, assuming all filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required in connection with the consummation of the transactions contemplated by this Agreement and the transactions contemplated by the Ancillary Documents have been made or obtained, as applicable (the “Required Consents”). Notwithstanding the foregoing, this Section 4.18 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property or as to the cash, capital or other liquidity needs of the Target Companies.

4.19       Employee Matters.

(a)    Except as set forth in Schedule 4.19, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims that are not material), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)    Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, classification of employees as exempt or non-exempt, classification of employees and independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations with respect to employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.19(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service provider relationship. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Target Company has no liability with respect to any misclassification of: (1) any person as an independent contractor rather than as an employee under applicable federal and state law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no current or former employee of the Target Company could reasonably be deemed misclassified for overtime purposes under Applicable Wage and hour laws, and no current or former independent contractor could reasonably be deemed a misclassified employee.

(c)    Schedule 4.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employing entity, location, hourly rate or salary, classification as exempt or non-exempt, any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2024, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2025. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will” and without any severance or other monetary obligation, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, in all material respects, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)    Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention, location from which the services are performed, rate of remuneration, and most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. Except as would not be material to the Company and its Subsidiaries, taken as a whole, for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are properly classified as independent contractors and not employees of a Target Company. Each independent contractor engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(e)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Target Company is in compliance with all Laws respecting immigration and work authorization. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all current and former employees of each Target Company have provided the Target Company with all required documentation to establish their authorization to work in the jurisdiction in which they are working.

(f)    No allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct while employed by, or providing services to, any Target Company have been made, or to the Company’s Knowledge, threatened by or against any employee of the Target Company with a title of vice president or above. No Target Company has entered into any settlement agreement or conducted any investigation related to allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct by or regarding any current or former employee, or other representative of the Target Company with a title of vice president or above. To the extent required by applicable Law, each Target Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all employees to undergo anti-harassment training.

(g)    Since January 1, 2023, no Target Company has taken any action that would constitute a “plant closing,” “mass layoff” or similar action within the meaning of the WARN Act, issued any notification of a plant closing, mass layoff or other action required by the WARN Act, or incurred any liability or obligation under the WARN Act. No reduction in salary or wages, employee layoff, facility closure, shutdown, reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or other action that could reasonably be expected to trigger notice under the WARN Act, has occurred within the past six months or is currently contemplated, planned or announced.

4.20       Benefit Plans

(a)    Set forth on Schedule 4.20 is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)    Each Company Benefit Plan is and has been established, operated, funded and maintained at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts, or impose any material liability, penalty or tax under ERISA or the Code.

(c)    With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d)    With respect to each material Company Benefit Plan, and except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) no such Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)    Except as set forth on Schedule 4.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)    No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)    With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)    Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(j)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act. Neither the Company nor any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Company Benefit Plan.

(k)    No Plan covers any employees outside of the United States.

4.21       Environmental Matters. Except as set forth in Schedule 4.21:

(a)    Each Target Company is in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)    No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any obligation of the Target Companies arising out of (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has contractually assumed any Liabilities or obligations under any Environmental Laws.

(c)    No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company is in material violation of any Environmental Law or Environmental Permit or has any material Liability under any Environmental Law.

(d)    No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to any material Liability or obligation under applicable Environmental Laws.

(e)    To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)    The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22      Transactions with Related Persons. Except as set forth on Schedule 4.22, as contemplated in this Agreement and benefits and expense reimbursement and advances in the ordinary course of business, or as provided in the Company Financials, no Target Company nor any of its Affiliates, no officer, director or other Affiliate of the Company or any of its Subsidiaries (each of the foregoing, a “Related Person”) is presently, or since January 1, 2024, has been a party to any Company Material Contract with a Target Company, or has otherwise entered into any material transaction, understanding or arrangement, with the Target Company and its Subsidiaries (other than with respect to Contracts entered into after the date hereof that are either permitted pursuant to Section 5.2(b) or entered into in accordance with Section 5.2(b)). Except as set forth on Schedule 4.21, no Target Company has outstanding any Company Material Contract or other material arrangement or commitment with any Related Person, and no Related Person owns any material real property or Personal Property, or material right, tangible or intangible (including Intellectual Property) which is material to the Target Company and its Subsidiaries, taken as a whole, and used by the Target Company and its Subsidiaries to operate the Business. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.23       Insurance.

(a)    Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed and (ii) no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)    Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.

4.24       Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.25       Top Customers and Suppliers. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the fiscal year ended December 31, 2024 , the ten (10) largest customers of goods or services of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.26       Certain Business Practices.

(a)    No Target Company, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)    The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)    No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last three (3) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.27      Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28       Finders and Brokers. Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29       [Reserved].

4.30       Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has not relied on any statement, representation, or warranty, oral or written, express or implied, made by the Purchaser, and the Company has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives has made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the Closing Date. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.32       Disclosure.

(a)    Except for the representations and warranties expressly made in this ARTICLE IV, neither the Company nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and the Company hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE IV, neither the Company nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to Purchaser or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget, or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to Purchaser, Pubco, Merger Sub I, Merger Sub II, any of their respective Affiliates or any of their respective Representatives whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)    Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Purchaser, Pubco, Merger Sub I, Merger Sub II, nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Purchaser or its Subsidiaries beyond those expressly made by Purchaser, Pubco, Merger Sub I and Merger Sub II in ARTICLE III, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser or its Subsidiaries made available or otherwise presented to the Target Company or any of its Subsidiaries, its and their respective Affiliates, and its and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in ARTICLE III, no representation or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Company or any of its Affiliates or Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

ARTICLE V
COVENANTS

5.1         Access and Information.

(a)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1, and the Second Effective Time (the “Interim Period”), subject to Section 5.15 (including the limitations in Section 5.15(b)), solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Target Companies, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies and shall be subject the Company’s reasonable security measures and insurance requirements; provided, further, that the Purchaser and its Representatives shall not conduct any invasive sampling of the environment or building materials in connection with such investigation. Notwithstanding the foregoing, the Company shall not be required to (or to cause any of its Subsidiaries to), after notice to Purchaser, afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine); (ii) violate any confidentiality obligations of the Company or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party; (iii) result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive (provided, that information will be disclosed, to the extent legally permissible (as advised by the Company’s counsel)); or (iv) breach, contravene or violate any applicable Law.

(b)    During the Interim Period, subject to Section 5.15 (including the limitations in Section 5.15(b)), the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Purchaser or its Subsidiaries, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser and shall be subject the Purchaser’s reasonable security measures and insurance requirements. Notwithstanding the foregoing, the Purchaser shall not be required to (or to cause any of its Subsidiaries to), after notice to the Company, afford such access or furnish such information to the extent that the Purchaser believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Purchaser shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine; (ii) violate any confidentiality obligations of the Purchaser or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then-effective Contract to which the Purchaser or any of its Subsidiaries is party; or (iii) breach, contravene or violate any applicable Law.

5.2         Conduct of Business of the Company.

(a)    Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly permitted or required by this Agreement or the Ancillary Documents (including in connection with the PIPE Investment), (ii) as required by applicable Law or (iii) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.2(b)(i) through Section 5.2(b)(xxix) shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of Section 5.2(b)(i) through Section 5.2(b)(xxix).

(b)    Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)        amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)      authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)      split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;

(v)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(vi)       (a) increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%), (b) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, (c) materially increase other benefits of employees generally or (d) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each of clauses (a), (b), (c) and (d), other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vii)     make, change or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended material Tax Return or claim for a material refund of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, enter into any closing agreement, settle any material Tax claim or assessment relating to any Target Company, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Target Company, or take any other similar action relating to the filing of any material Tax Return;

(viii)    Transfer or license to any Person or otherwise permit to lapse any material Company Registered IP or other material Company IP (excluding non-exclusive licenses of Company IP or any abandonment, lapse or expiration of Company Registered IP permitted in the exercise of the Company’s reasonable business judgment, in each case in the ordinary course of business), or disclose to any Person who has not entered into a confidentiality agreement or is not otherwise bound by any legal duty of confidentiality any material Trade Secrets included in the Company IP;

(ix)       terminate or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(x)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)       establish any Subsidiary or enter into any new line of business;

(xii)     fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii)    change its fiscal year;

(xiv)     revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xv)      waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $500,000 individually or $1,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or any equitable relief that would materially impact the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, the Company or any of its Subsidiaries;

(xvi)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii)    other than in accordance with the Company’s capital expenditure budget made available to Purchaser, make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

(xviii)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Company Mergers);

(xix)     voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx)      sell, lease, exclusively license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi)     except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii)    take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii)   create any consensual Liens on any property or assets of the Company;

(xxiv)  other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor or (B) adopt or enter into any new employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxv)    other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of the Company with an annual base salary above $250,000 or (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of the Company with an annual base salary above $250,000;

(xxvi)  accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxvii)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person to the extent such transaction is identified on Schedule 4.22;

(xxviii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or

(xxix)   authorize or agree to do any of the foregoing actions.

5.3         Conduct of Business of the Purchaser.

(a)    Unless the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)    Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Reincorporation) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)         amend, waive or otherwise change, in any respect, its Organizational Documents, other than in connection with the Reincorporation and except as required by applicable Law;

(ii)       authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)      split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement);

(v)       make, change or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended material Tax Return or claim for a material refund of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, enter into any closing agreement, settle any material Tax claim or assessment relating to the Purchaser, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Purchaser, or take any other similar action relating to the filing of any material Tax Return;

(vi)       amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)      terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)       establish any Subsidiary or enter into any new line of business;

(x)       fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)       revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)      waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $500,000 individually or $1,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance politics or renewals thereof), unless such amount has been reserved in the Purchaser Financials, and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or business of the Purchaser or any of its Subsidiaries, any equitable relief that would materially impact the operations or businesses of the Purchaser or any of its Subsidiaries, or involve the admission of criminal wrongdoing by, the Purchaser or any of its Subsidiaries;

(xiii)    acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)    authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Reincorporation and the Company Mergers);

(xv)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvi)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)    enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix)    authorize or agree to do any of the foregoing actions.

5.4       Annual and Interim Financial Statements. During the Interim Period, within thirty (30) days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated financial statements, including an income statement, balance sheet, statement of changes in stockholders’ equity, and statement of cash flows of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, reviewed by the Company’s auditor and in form appropriate for inclusion in the Registration Statement, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b)    The Company shall use its commercially reasonable efforts to deliver to the Purchaser by April 20, 2026, or as promptly as practicable thereafter, audited consolidated financial statements of the Target Companies for the fiscal years ended December 31, 2024 and December 31, 2023, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the CFO of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

5.5        Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock and Pubco Warrants.

5.6         No Solicitation.

(a)    For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any material number of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving the Purchaser.

(b)    During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)    Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)    During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.

(e)    During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Stockholders; or (vii) resolve or agree in writing to do any of the foregoing.

5.7        No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Company Mergers in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (c) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9         Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party shall use its best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 8.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable (and in any event, within twenty-five (25) Business Days following the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)    As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)    Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10       Tax Matters.

(a)    Intended Tax Treatment. Each of the Parties shall use its reasonable best efforts to cause each of the Reincorporation and the Company Mergers to qualify for the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Company Mergers to fail to qualify for the Merger Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Reincorporation and the Company Mergers consistently with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively.

(b)    Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the qualification of the Reincorporation for the Reincorporation Intended Tax Treatment, the Purchaser will use its reasonable best efforts to cause U.S. tax counsel engaged by the Purchaser to deliver such tax opinion to the Purchaser, or (ii) the qualification of the Company Mergers for the Merger Intended Tax Treatment, the Company will use its reasonable best efforts to cause U.S. tax counsel engaged by the Company to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such applicable advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the tax consequences of the Company Mergers.

(c)    Tax Matters Cooperation. Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)    The Parties shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Company Mergers), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively (whether in audits, Tax Returns or otherwise), unless otherwise required by a taxing authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(e)    Each of Purchaser and Pubco shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants to be made to counsel in the certificate set forth in Section 5.10(b) of the Purchaser Disclosure Schedules.

5.11     Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12       The Registration Statement and Proxy Statement.

(a)    As promptly as practicable after the date hereof, the Purchaser and the Company shall jointly prepare, and Purchaser shall cause Pubco to file with the SEC a registration statement (for which the Company shall be a co-registrant) on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Pubco Common Stock to be issued under this Agreement as the Merger Consideration and in connection with the Reincorporation, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser’s shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing Purchaser’s shareholders an opportunity in accordance with the Purchaser Memorandum and Articles and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of the Purchaser to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) by ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Company Mergers and the Reincorporation, by the holders of Purchaser Ordinary Shares entitled to vote thereon at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, the Securities Act, the Companies Act, the DGCL, the DLLCA and the rules and regulations of the SEC and Nasdaq, (ii) by special resolution, the effecting of the Reincorporation and the adoption and approval of the Plan of Merger in accordance with the Companies Act and the DGCL, (iii) by ordinary resolution, the election of the members of the Post-Closing Pubco Board designated in accordance with Section 5.17 hereof, (iv) by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding shares of Pubco Common Stock and securities convertible into shares of Pubco Common Stock upon the Closing, (v) by special resolution, the adoption and approval of the amended certificate of incorporation and bylaws of Pubco, (vi) by ordinary resolution, the adoption and approval of the advisory proposals relating to the amended certificate of incorporation and bylaws of Pubco, (vii) by ordinary resolution, the adoption and approval of a new equity incentive plan in substantially the form agreed by the parties prior to the effectiveness of the Registration Statement (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (viii) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Shareholder Approval Matters”), and (ix) by ordinary resolution, the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of the chairperson of the Purchaser Extraordinary General Meeting. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the chairperson of the Purchaser Extraordinary General Meeting may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided, that without the prior written consent of the Company, the Purchaser Extraordinary General Meeting shall not be postponed or adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Extraordinary General Meeting was originally scheduled (excluding any adjournments required by applicable Law). In connection with the Registration Statement, the Purchaser will cause Pubco to file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser Memorandum and Articles, the Securities Act, the DGCL, the DLLCA and the rules and regulations of the SEC and Nasdaq. The Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser and Pubco shall consider any such comments timely made in good faith. The Company shall provide the Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Target Companies shall be reviewed or audited by the Target Companies’ auditors. The Purchaser shall cause any information concerning the Purchaser, Pubco, or their stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Purchaser and the Company shall each pay fifty percent (50%) of all filing fees payable to the SEC in connection with the Registration Statement.

(b)    Each Party shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding promptly to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall, in consultation with the Company, cause Pubco to amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser Memorandum and Articles.

(c)    The Purchaser, with the assistance of the other Parties, shall cause Pubco to promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective and to keep the Registration Statement effective as long as is necessary to consummate the Company Mergers. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser and Pubco shall consider any such comments timely made in good faith under the circumstances. If at any time prior to receipt of the Required Purchaser Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Registration Statement, including correcting any information that has become false and misleading in any material respect, the Purchaser will promptly prepare and mail to its shareholders such an amendment or supplement. The Purchaser shall (i) commence mailing the Registration Statement to the Purchaser’s shareholders as promptly as practicable after filing with the SEC, and, in any event, within twenty (20) Business Days of the receipt and resolution of SEC comments with respect to the Registration Statement), and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing.

(d)    As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with the Companies Act, the Purchaser Memorandum and Articles and the applicable provisions of the DGCL and DLLCA, for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)    The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. The Purchaser and Pubco, as applicable, shall apply for, and shall take commercially reasonable actions to cause, the Pubco Common Stock to be issued in connection with the Company Mergers to be approved for listing on Nasdaq as of the Closing.

5.13      Company Stockholder Approval. Promptly following the execution of this Agreement (and in any event within two (2) Business Days), the Company shall deliver to the Purchaser the Written Consent, which shall represent the requisite vote of the Company Stockholders (including any separate class or series vote(s) required pursuant to the Company’s Organizational Documents, any stockholders agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Mergers (the “Required Company Stockholder Approval”).

5.14       Public Announcements.

(a)    The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance or (ii) if the press release, filing or announcement contains only information that is consistent with any press release, filing or announcement previously issued or made in accordance with this Section 5.14.

(b)    The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided, that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date hereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15       Confidential Information.

(a)    Any information provided to or obtained by Purchaser or its Representatives pursuant to Section 5.1(a) shall be “Confidential Information” as defined in the Confidentiality Agreement, and shall be held by Purchaser, Pubco, Merger Sub I and Merger Sub II in accordance with and be subject to the terms of the Confidentiality Agreement. Except if legally compelled by any Governmental Authority, the Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of one (1) year after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information in accordance with the Confidentiality Agreement, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Documents or the Confidentiality Agreement, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of one (1) year after such termination, becomes legally compelled by any Governmental Authority to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)    The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

5.16      Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make all books, records and other documents pertaining to the business of the Target Company reasonably available for inspection by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable prior written notice.

5.17       Post-Closing Board of Directors and Executive Officers.

(a)    At the Reincorporation Effective Time, the board of directors of Pubco (as the surviving corporation thereunder) shall consist of the members of the board of directors of the Purchaser as of immediately prior to the Reincorporation Effective Time, as set out in the Plan of Merger.

(b)    Unless otherwise agreed by the Parties, the Parties shall take all necessary action, including causing the directors of the Purchaser and Pubco to resign as may be required pursuant to the Reincorporation or the Company Mergers, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) individuals, seven (7) individuals to be designated by the Company and one (1) individual to be designated by the Sponsor; provided, that the size of the Post-Closing Pubco Board may be increased from time to time up to a maximum of nine (9) directors as determined by the Post-Closing Pubco Board in good faith to comply with applicable Law or the relevant listing rules. The Post-Closing Pubco Board will be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors will serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors will serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors will serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At or before the Closing, the Purchaser will provide each director of Pubco with a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

(c)    The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign prior to and with effect from the Reincorporation, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the First Effective Time (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18       Indemnification of Directors and Officers; Tail Insurance.

(a)    The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and the Company to the extent permitted by applicable Law; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The provisions of this Section 5.18 shall survive the consummation of the Reincorporation and the Company Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom will be a third party beneficiary of the provisions of this Section 5.18(a).

(b)    For the benefit of the Purchaser’s and the Company’s directors and officers, the Purchaser and the Company shall be permitted prior to the First Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that shall be effective as of the First Effective Time and substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s and the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the annual cost for such “tail” policy does not exceed 300% of the amount paid by the Purchaser or the Company for coverage under the Purchaser’s or the Company’s existing policy for full the fiscal year. If obtained, Pubco shall maintain the D&O Tail Insurance in full force and effect for its full term, and continue to honor the obligations thereunder, and Pubco shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)    In the event Pubco or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or the Surviving Company (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 5.18.

5.19       Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (in the following order): (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Company. In the event that, following the Redemption, there are not sufficient funds remaining in the Trust Account at Closing, the Surviving Company shall pay on the Closing Date all Expenses and Liabilities of the Purchaser as of the Closing; provided, that the Purchaser and the Company shall not be required to pay on the Closing Date any amount in excess of $3,000,000 in the aggregate (not including amounts payable for D&O insurance or deferred underwriting compensation) without the prior written consent of the Company.

5.20       Registration Rights Agreement. At the Closing, Parties will enter into a registration rights agreement in the form attached as Exhibit E hereto, providing for certain registration rights for certain shareholders of the Purchaser (the “Registration Rights Agreement”).

5.21      Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than three (3) Business Days prior to the Closing Date, the Company shall (i) obtain waivers (the form and substance of which shall be provided to Purchaser for reasonable review and comment) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, in a manner and with a disclosure document that shall be provided to Purchaser for reasonable review and comment. At least three (3) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Purchaser with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Purchaser’s reasonable review and comment. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.21 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE VI
NO SURVIVAL

6.1         No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII
CLOSING CONDITIONS

7.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reincorporation, the Company Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)    Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)    Written Consent. The Written Consent shall have been delivered to Purchaser.

(c)    Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)    [Reserved.]

(e)    Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have each been obtained or made.

(f)    No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)    Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h)    Nasdaq Listing. The Pubco Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2       Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the First Company Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)    Representations and Warranties. All of the representations and warranties of the Purchaser and its Subsidiaries set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser or its Subsidiaries pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)    Agreements and Covenants. The Purchaser and its Subsidiaries shall have performed in all material respects all of the Purchaser’s and its Subsidiaries’ obligations and complied in all material respects with all of the Purchaser’s and its Subsidiaries’ agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)    Closing Deliveries.

(i)       Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)     Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser Memorandum and Articles as in effect as of the Closing Date (after giving effect to the Reincorporation), (B) the resolutions of the Purchaser’s and each of its Subsidiaries’ respective board of directors or other governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Purchaser or any of its Subsidiaries is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)    Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, Pubco, Merger Sub I and Merger Sub II, in each case certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Pubco’s, Merger Sub I’s or Merger Sub II’s, as applicable, jurisdiction of organization and from each other jurisdiction in which the Purchaser, Pubco, Merger Sub I or Merger Sub II are qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)     Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by Pubco.

7.3       Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser, Pubco, Merger Sub I and Merger Sub II to consummate the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)    Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)    Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured as of the Closing Date.

(d)    Closing Deliveries.

(i)     Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)     Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Company Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Company Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)    Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)    Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the First Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)      Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(vi)     Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(vii)    Registration Rights Agreement. The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.

(viii)    Firpta Certificate. The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser (the “Withholding Certificates”); provided, however, that notwithstanding anything to the contrary, the sole remedy under this Agreement for any failure of the Company to deliver the Withholding Certificates shall be for the Purchaser to withhold from payments pursuant to this Agreement in accordance with Section 1.21 any Taxes that are required to be withheld by the Purchaser by reason of such failure.

7.4        Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)    by mutual written consent of the Purchaser and the Company;

(b)    by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by January 20, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)    by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)    by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser or any of its Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or any of its Subsidiaries shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)    by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)    by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g)    by written notice by either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(h)    by written notice by the Purchaser to the Company, if the Company shall have failed to deliver the Written Consent to the Purchaser within two (2) Business Days of this Agreement;

(i)    by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Purchaser has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the transactions contemplated in this Agreement within ten (10) Business Days after such notice; or

(j)    by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Purchaser that all of the conditions set forth in Section 7.2 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing, and (iii) the Purchaser shall have failed to consummate the transactions contemplated in this Agreement within ten (10) Business Days after such notice.

8.2        Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, ARTICLE X, ARTICLE XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any covenant or obligation under this Agreement or any Fraud Claim (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3         Fees and Expenses. Subject to Section 9.1 and except as set forth in this Section 8.3 or elsewhere in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Company Mergers or any other transaction contemplated by this Agreement is consummated; provided, that, if the Closing shall occur, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid first from the capital of the Purchaser and Pubco upon release of funds from the Trust Account, it being understood that any payments to be made (or to cause to be made) by the Purchaser or Pubco under this Section 8.3 shall be paid as soon as reasonably practicable upon consummation of the Company Mergers and release of proceeds from the Trust Account. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of the Business Combination. The Purchaser shall pay all filing fees and Expenses under any applicable Antitrust Laws, including the fees and Expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”). For the avoidance of doubt, if any shares of Pubco Common Stock are issued in payment of Expenses incurred by the Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by the Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Pubco Common Stock that the Company Stockholders are entitled to receive as Merger Consideration under this Agreement.

ARTICLE IX
WAIVERS AND RELEASES

9.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including over-allotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser Memorandum and Articles to extend the Purchaser’s deadline to consummate a Business Combination, (b) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (c) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X
MISCELLANEOUS

10.1       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.2       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Pubco, Merger Sub I or Merger

Sub II at or prior to the Closing, to:

Archimedes Tech SPAC Partners II Co.
2093 Philadelphia Pike #1968

Claymont, DE 19703

Attn: Long Long, CEO
E-mail: [*********]

with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: [*********]

If to the Company or the Initial Surviving Corporation

at or prior to the Closing, or if to Pubco or the

Surviving Company following the Closing, to:

Forge Nano, Inc.
12300 Grant St. #100

Thornton, CO 80241
Attn: Paul Lichty, CEO
E-mail: [*********]

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn: Benjamin M. Goodchild
E-mail: [*********]

10.3       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.4      Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.5       [Reserved].

10.6       Governing Law; Jurisdiction. Except for matters related to the Reincorporation under which the Laws of the Cayman Islands will also apply, this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.7      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8       Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 10.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

10.9       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.10     Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

10.11     Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.12     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.13     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Companies Act, DGCL, or DLLCA as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.14    Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15     Legal Representation.

(a)    The Parties agree that, notwithstanding the fact that Loeb may have, prior to the Closing, jointly represented the Purchaser, Pubco, Merger Sub I, Merger Sub II and/or the Sponsor, and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and may continue those representations in the future in such matters, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the transactions contemplated hereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which Pubco or any of its Subsidiaries or equity holders of Pubco or any of Pubco’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Loeb will represent them in connection with such matters. Accordingly, following the Closing, the Parties agree that Loeb may represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Purchaser, Merger Sub I and Merger Sub II, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser and the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of Sponsor, the Purchaser or any of their respective Affiliates.

(b)    The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications in any form or format whatsoever between or among any of Loeb, Sponsor or the Purchaser, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, or, beginning on the date of this Agreement, any dispute arising under this Agreement (the “SPAC Deal Communications”), shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Purchaser, Pubco, the Initial Surviving Corporation or the Surviving Company; provided, that nothing contained herein shall be deemed to be a waiver by the Designated Persons (including, (i) after the First Effective Time, the Initial Surviving Corporation and its Affiliates and (ii) after the Second Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to a third-party. Pubco agrees on behalf of itself, the Purchaser and the Target Companies that after the Closing, (a) to the extent that the Purchaser or, after the Reincorporation Effective Time, Pubco or the Target Companies receives or takes physical possession of any SPAC Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.15 and (ii) neither the Purchaser nor the Target Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (b) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Purchaser or any Target Company waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Target Companies after the Closing have the right to waive the attorney-client or other privilege and (c) not to seek to obtain the SPAC Deal Communications from Loeb so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third-party.

ARTICLE XI
DEFINITIONS

11.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including, as applicable, the Written Consent, Purchaser Support Agreement, Lock-Up Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Escrow Agreement, the Subscription Agreement, the PIPE Investor Warrant Agreement and the Pubco Ascent Warrant Agreement.

“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).

“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to for the benefit of any current employee, director or consultant (or any beneficiary thereof), or with respect to which such Person has any Liability, whether direct or indirect, and whether actual or contingent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Business Source Code” means source code (i) owned or purported to be owned by the Company or any of its Subsidiaries and (ii) embedded or incorporated in any Company Product (e.g., when compiled into executable object code or firmware) or otherwise material to the Company or any of its Subsidiaries in connection with the Business, taken as a whole.

“Closing Payment Shares” means a number of shares of Pubco Common Stock equal to (a) (i) $1,200,000,000 divided by (ii) $10.00 minus (b) the Pubco Common Stock issuable upon exercise of Pubco Convertible Securities issued in exchange for Company Convertible Securities, if any.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Ascent Options” means, collectively, the options or other rights to acquire securities of the Company and/or its Affiliates held by Ascent Funds International Management LLC, including those specified in the Amended and Restated Consulting Agreement between Ascent Funds International Management LLC and the Company dated September 1, 2025.

“Company Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the First Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company before the First Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Warrants and the Company Ascent Options.

“Company IP” means all Intellectual Property owned by the Target Companies.

“Company IT Systems” means the systems that are owned, controlled by, or in the possession of the Company, including as part of any Company Product.

“Company Options” means the options to purchase Company Common Stock specified on Schedule 11.1(a) hereto.

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Products” means each of the products and service that are currently developed, marketed, distributed, licensed, sold, offered for sale, or provided by or on behalf of the Company.

“Company Recommendation” means the recommendation by the board of directors of the Company to the Company stockholders that the Company stockholders entitled to vote approve this Agreement and the related transactions.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2017 Equity Incentive Plan.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrants” means, collectively, the warrants to purchase Company Stock specified on Schedule 11.1(b) hereto.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated August 12, 2025, among the Company and Purchaser.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contaminants” means disabling devices, codes or instructions and “back door,” “time bomb,” “logic bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other malicious or surreptitious Software routines or hardware components designed or intended to permit unauthorized access or the unauthorized disruption, impairment, damage, corruption, disablement or erasure of any Company Products, Company IT Systems or other Intellectual Property or Personal Information (or any parts thereof) or any hardware, systems, Software or data of any customers or licensee of Company.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Enforceability Exceptions” means, collectively, applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

“Environmental Law” means any Law concerning (a) the protection of human health and safety as it relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Award Conversion Amount” means the quotient obtained by dividing the Applicable Per Share Merger Consideration by the VWAP of Pubco Common Stock on the Nasdaq as reported by Bloomberg, L.P. for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the Closing Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission or any form of fraud premised on recklessness or negligence) claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.

“Hazardous Material” means any waste, gas, liquid, solid, mixture, compound, derivative, mixture, mineral or other substance or material, in each case, whether naturally occurring or manmade, that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical,” “radioactive” (or by any similar term or regulatory effect) under any Environmental Law, or any other material regulated, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is in any way governed by or subject to or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, antimony, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants, flammable or explosive substances, or pesticides.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than accounts payable to creditors for goods or services incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases required to be accounted for as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all Indebtedness secured by a Lien on any property owned or acquired by such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated February 10, 2025 to the Purchaser from the parties thereto, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on February 14, 2025.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, proprietary rights in Software, and any other intellectual property.

“Internet Assets” means any and all domain name registrations, social media accounts and web addresses.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 10, 2025, and filed with the SEC on February 11, 2025 (File No. 333-282885).

“IPO Underwriter” means BTIG, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management Members” means Paul Lichty, James Trevey, Michael Kleinberg, Don Kaiser and Curtis Zimmermann.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Key Management Members, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if the Purchaser, the actual knowledge of the executive officers or directors of the Purchaser after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-up Company Holders” means, collectively, the Company Stockholders specified on Schedule 11.1(c) hereto.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, development, circumstance, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the business, assets and Liabilities (considered together), results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case by the Outside Date; provided, however, for purposes of clause (a) above, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or any downturn in general economic or regulatory, legislative or political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) in the credit, debt, securities, financial or capital markets in any jurisdiction; (ii) changes, conditions or effects that generally affect the industries or geographic areas in which such Person or any of its Subsidiaries operate (including changes generally in prevailing interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or elsewhere in the world; (iii) changes after the date hereof in GAAP or other applicable Law (or the authoritative interpretation thereof) ; (iv) geopolitical conditions, acts of God, terrorism, war (whether or not declared) , outbreak of hostilities, sabotage, cyberterrorism, terrorism, military actions, epidemic, pandemic, disease outbreak, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or manmade disasters, weather conditions, epidemics, pandemics or other force majeure events (including any escalation or general worsening thereof); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics, on or after the date of this Agreement (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the negotiation, execution, public announcement, pendency, performance or consummation of the Company Mergers or the Reincorporation or any of the transactions contemplated hereby and in the Ancillary Documents, including, with respect to the Company, the impact of the foregoing on the relationships, contractual or otherwise, with employees, labor unions, works councils, financing sources, customers, franchises, suppliers, partners, Governmental Authorities, or other business relationships (other than for purposes of any representation or warranty in Section 4.5 or Section 4.6 or conditions to Closing related thereto but subject to disclosures in Schedule 4.5 or Schedule 4.6 of the Company Disclosure Schedules), (vii) any actions required to be taken pursuant to the express terms of this Agreement, or the failure of the Company or the Purchaser, as applicable, to take any action that the Company or the Purchaser, as applicable, is prohibited by the express terms of this Agreement from taking, (viii) with respect to the Company, any action taken or omitted to be taken by the Company or any of its Subsidiaries at the prior written request or with the prior written consent of Purchaser following the date of this Agreement or that is expressly required by this Agreement, (ix) the matters set forth in Schedule 11.1(e) of the Company Disclosure Schedules and (x) with respect to the Purchaser, the consummation and effects of the Redemption, except, in the case of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company). Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub I Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software on commercially available terms.

“Open Source Code” means any Software that is distributed under the terms of a license meeting the definition of “Open Source” promulgated by the Open Source Initiative, or meeting the definition of “Free Software” promulgated by the Free Software Foundation, or any substantially similar license for “free,” “publicly available,” or “open source” Software, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD License, Artistic License, MIT License and the Creative Commons license.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) licenses, covenants not to sue or similar rights granted with respect to Intellectual Property in the ordinary course of business or (f) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” means the investors that are set forth on Schedule 11.1(a) of the Purchaser Disclosure Schedule or an Affiliate of any such investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date hereof.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser and Pubco to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser and Pubco to all Company Stockholders in accordance with the terms of this Agreement.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco following the Reincorporation Effective Time.

“Pubco Convertible Securities” mean, collectively, convertible securities of Pubco issued in exchange for the Company Convertible Securities.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser (as amended or amended and restated).

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by the Purchaser in a private placement to its initial shareholders concurrently with the consummation of the IPO consisting of one Purchaser Ordinary Share and one-half of one Purchaser Private Warrant.

“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, each whole warrant entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including over-allotment units acquired by the Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share and one half of one Purchaser Public Warrant.

“Purchaser Public Warrants” means the warrants that were included as part of the Purchaser Public Units in the IPO, each whole warrant entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser shareholders that the Purchaser shareholders entitled to vote at the Purchaser Extraordinary General Meeting vote in favor of the Purchaser Shareholder Approval Matters.

“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Public Units and Purchaser Private Units, collectively.

“Purchaser Warrants” means Purchaser Public Warrants and Purchaser Private Warrants, collectively.

“Redeeming Purchaser Shares” means Purchaser Ordinary Shares in respect of which the eligible (as determined in accordance with the Purchaser Memorandum and Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Redemption right.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption pursuant to the Purchaser Memorandum and Articles (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or territory that is the target of comprehensive sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics, except, in the case of Syria, only such dealings for the three years preceding July 1, 2025) as administered by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department and the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder listed on Schedule 11.1(d) of the Company Disclosure Schedules.

“Software” means any computer software programs, whether in source code or object code form, and documentation related thereto and all associated software modules and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person, and (d) any interest, fines, penalties, or additions to tax relating thereto, whether disputed or not.

“Trade Secrets” means any trade secrets and other proprietary confidential information that derives economic value from not being generally known, and not being readily ascertainable by proper means, by other Persons, including, as applicable, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods and know-how (whether or not patentable or subject to copyright or trademark protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means a period where the New York Stock Exchange and Nasdaq are open for business, typically from 9:30 am to 4:00 pm EST, excluding weekends and designated holidays, allowing for the buying and selling of securities.

“Transaction Consideration Value” means, in respect of any Transaction Consideration (expressed on a per-share basis (i.e., per share of Pubco Common Stock exchanged in the transaction)), either:

(a)    with respect to Transaction Consideration in the form of cash, the U.S. dollar amount of such cash;

(b)    with respect to Transaction Consideration in the form of securities listed and publicly traded on one or more national securities exchanges:

(i)    if the holders of shares of Pubco Common Stock will receive a “floating” amount of such securities equal to a fixed U.S. dollar amount of consideration, the Transaction Consideration Value shall be such fixed U.S. dollar amount of consideration;

(ii)    if the holders of shares of Pubco Common Stock will receive a “fixed” number of such securities per share of Pubco Common Stock, the Transaction Consideration Value of such consideration shall equal the product of (A) the number of securities to be received per share of Pubco Common Stock multiplied by (B) the VWAP of one such security determine over the thirty (30) Trading Day period ending three (3) Business Days prior to the closing date of such transaction;

(c)    with respect to Transaction Consideration in the form of other securities (if any), the Transaction Consideration Value shall be $0.00.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith), in each case, that becomes payable solely as a result of the Company Mergers, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Pubco, Merger Sub I, Merger Sub II or any Target Company in connection with the Company Mergers or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 10, 2025, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Odyssey Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by Pubco. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 10, 2025, by and between the Purchaser and Odyssey Transfer and Trust Company, as warrant agent.

“Written Consent” means a written consent for the Required Company Stockholder Approval signed by the Company’s Key Management Members and the Significant Company Holders sufficient to approve the First Company Merger and the other transactions contemplated by this Agreement.

11.2       Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Acquisition Proposal

Affordable Care Act

Agreement

Alternative Transaction

Antitrust Expenses

Antitrust Laws

Applicable Per Share Merger Consideration

Business Combination

Capitalization Date

Cayman Registrar

Class I Directors

Class II Directors

Class III Directors

5.6(a) 4.19(j) Preamble 5.6(a) 5.9(b) 5.9(b) 1.11(a) 9.1 4.3(a) 1.7(a) 5.17(a) 5.17(a) 5.17(a)

Closing

Closing Consideration Spreadsheet

Closing Date

Closing Filing

Closing Press Release

Companies Act

Company

Company Benefit Plan

Company Disclosure Schedules

Company Earn-Out Shares

Company Financials

Company Material Contract

Company Mergers

Company Permits

2.1 1.17(a) 2.1 5.14(b) 5.14(b) Recitals Preamble 4.19(a) Article IV 1.18(b) 4.7(a) 4.13(a) Recitals 4.10

Company Personal Property Leases

Company Real Property Leases

Company Registered IP

D&O Indemnified Persons

D&O Tail Insurance

Designated Person

DGCL

DLLCA

Environmental Permits

Equity Incentive Plan

Escrow Account

Escrow Agent

Escrow Agreement

Exchange Agent

Existing Representation

Expenses

Extension

Federal Securities Laws

First Certificate of Merger

First Company Merger

First Effective Time

Initial Surviving Corporation

Institutions

Interim Balance Sheet Date

Interim Period

Letter of Transmittal

Lock-Up Agreement

Merger Consideration

Merger Intended Tax Treatment

Merger Sub I

Merger Sub II

OFAC

Outside Date

Parent Rep Letter

Parties

Party

Per Share Transaction Value

Personal Information

PIPE Investor Warrant Agreement

PIPE Investment

Plan of Merger

Post-Closing Matter

Post-Closing Pubco Board

4.17

4.16

4.14(a)

5.18(a)

5.18(b)

10.15(a)

Recitals

Recitals

4.20(a)

5.12(a)

1.18(a)

1.18(a)

1.18(a)

1.15(a)

10.15(a)

8.3

5.3(a)

5.7

1.2(a)

Recitals

1.2(a)

1.1(a)

4.14(e)

4.7(a)

5.1(a)

1.15(a)

1.15(b)

1.8

1.4

Preamble

Preamble

3.19(c)

8.1(b)

3.10(l)

Preamble

Preamble

1.18(f)

4.14(h)

Recitals

Recitals

1.7(a)

10.15(a)

5.17(a)

Proxy Statement

Pubco

Pubco Option

Pubco Warrant

Public Certifications

Public Shareholders

Purchaser

Purchaser Disclosure Schedules

Purchaser Extraordinary General Meeting

Purchaser Financials

Purchaser Material Contract

Purchaser Shareholder Approval Matters

Purchaser Support Agreement

Redemption

Registration Rights Agreement

Registration Statement

Reincorporation

Reincorporation Effective Time

Reincorporation Intended Tax Treatment

Related Person

Released Claims

Required Company Stockholder Approval

Required Consents

Required Purchaser Shareholder Approval

SEC Reports

Second Certificate of Merger

Second Company Merger

Second Effective Time

Section 280G Approval

Signing Filing

Signing Press Release

SPAC Deal Communications

Specified Courts

Stockholder Merger Consideration

Subscribed Shares

Subscription Agreement

Surviving Company

Transaction Consideration

Top Customers

Top Suppliers

Transmittal Documents

Waived 280G Benefits

Withholding Certificates

5.12(a)

Preamble

1.10

1.7(c)

3.6(a)

9.1

Preamble

Article III

5.12(a)

3.6(e)

3.13(a)

5.12(a)

Recitals

5.12(a)

5.20

5.12(a)

1.7(a)

1.7(a)

1.7(d)

4.21

9.1

5.13

4.18

7.1(a)

3.6(a)

1.2(b)

Recitals

1.2(b)

5.21

5.14(b)

5.14(b)

10.15(a)

10.6

1.8

Recitals

Recitals

1.1(b)

1.18(f)

4.24

4.24

1.15(b)

5.21

7.3(d)(viii)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

Archimedes Tech SPAC Partners II Co.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Pubco:

ATII Holdings Inc.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Merger Sub I:

ATII Merger Sub Inc.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Merger Sub II:

ATII Merger Sub II LLC

By:	/s/ Long Long
Name: Long Long
Title: Sole Member

The Company:

Forge Nano, Inc.

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

FORGE NANO, INC.

ACTION BY CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING

[                  ], 2026

The undersigned stockholder (the “Stockholder”) of Forge Nano, Inc. (the “Company”), a Delaware corporation, being the beneficial or record holder, as of the date hereof, of the number of shares of Company Stock set forth opposite its name on Schedule 1 attached hereto, which shares collectively represent the votes that would be necessary to authorize or take the following actions at the meeting of the stockholders (or certain stockholders, as the case may be) of the Company at which all shares entitled to vote thereon were present and voted, hereby irrevocably consents to the adoption of, and hereby adopts, the following resolutions and does hereby take the following actions by consent without a meeting, without prior notice and without a vote, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with the certificate of incorporation and bylaws of the Company (in each case, as amended, amended and restated or otherwise modified through the date hereof), and hereby directs that this consent (the “Consent”) be filed with the minutes of the proceedings of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, (the “Merger Agreement”), dated as of April 20, 2026, among (i) the Company, (ii) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (iii) ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iv) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), and (v) ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”), a copy of which has been provided to the Stockholder and is attached hereto as Exhibit A;

WHEREAS, capitalized terms used herein but not otherwise defined in this Consent shall have the meanings attributed to them in the Merger Agreement;

WHEREAS, the Merger Agreement provides that upon the consummation of the transactions contemplated thereby (together, the “Transactions”), among other things, Merger Sub I shall, in accordance with the DGCL, be merged with and into the Company (the “First Company Merger”), with the Company surviving the First Company Merger (the “Initial Surviving Corporation”), and pursuant to which each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) (including the shares of Company Common Stock issued upon conversion of the Company Preferred Stock) and each issued and outstanding share of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”) shall, in each case, be (except as otherwise provided in the Merger Agreement) converted into the right to receive, without interest, the applicable pro rata portion of (i) the Closing Payment Shares plus (ii) the Company Earnout Shares as set forth in Section 1.18 of the Merger Agreement;

WHEREAS, the Merger Agreement provides that immediately following the First Company Merger, the Initial Surviving Corporation shall, in accordance with the DGCL and the DLLCA, merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), and pursuant to which all of the issued and outstanding capital stock of the Initial Surviving Corporation immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) membership interest of the Surviving Company and such membership interest shall constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time;

WHEREAS, the board of directors of the Company (the “Board”) has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and determined that the execution, delivery and performance of the Merger Agreement in accordance with its terms, and the consummation of the Transactions, including the Company Mergers, in accordance with the Merger Agreement and the DGCL and the DLLCA, as applicable, are fair to and in the best interests of the Company and the Company’s stockholders;

WHEREAS, pursuant to Section 2.3.1 of the Company’s Sixth Amended and Restated Certificate of Incorporation (“COI”), the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) and the holders of at least a majority of the outstanding shares of Company Series D Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) must elect not to consider the Merger Agreement and the Transactions contemplated thereby a “Deemed Liquidation Event” for purposes of Section 2.3.1 of the COI or for any other purposes;

WHEREAS, pursuant to Section 2, Section 3.1, Section 5.1 and Section 6.1 of the COI, the Merger Agreement must be adopted by, respectively (i) the holders of a majority of the issued and outstanding shares of capital stock of the Company voting together as a single class, representing a majority of all votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, (ii) the holders of a majority of the outstanding shares of Company Series C Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) or the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) and (iii) the holders of a majority of the outstanding shares of Company Series D Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) and the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis);

WHEREAS, the Company and Ascent Funds International Management LLC (“Ascent”) have entered, or will on or about the date hereof enter, into a Conversion Agreement substantially in the form attached hereto as Exhibit B (the “Ascent Conversion Agreement”), pursuant to which, among other things, the Company and Ascent have agreed, on the terms and subject to the conditions set forth in the Ascent Conversion Agreement, that all outstanding options or other rights to acquire securities of the Company held by Ascent prior to the Closing shall be cancelled and Pubco shall issue equivalent warrants in accordance therewith, subject to the terms of the Ascent Conversion Agreement, the Merger Agreement and applicable Law (the “Ascent Pubco Warrant Issuance”);

WHEREAS, Section 3.3.2(b) of the COI requires the consent or waiver of the holders of a majority of the outstanding shares of Company Series D Preferred Stock (voting together as a single class and on an as-converted to Company Common Stock basis) for the issuance of any other security convertible into or exercisable for any equity security of the Company that ranks on a parity with the Company Series D Preferred Stock with respect to rights, preferences or privileges and that is issued and sold for consideration per share that is less than the Series D-1 Original Issue Price (as defined therein);

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of shares of Company Common Stock and Company Preferred Stock representing the aggregate voting power of the issued and outstanding shares of Company Stock (or of a single class Company stockholders, as the case may be) as set forth opposite its name on Schedule 1 attached hereto;

WHEREAS, upon the execution and delivery of this Consent, the Required Company Stockholder Approval shall have been obtained in accordance with Section 251 of the DGCL.

NOW, THEREFORE BE IT:

RESOLVED, that the Stockholder, in its capacity as a stockholder of the Company, a holder of Company Preferred Stock, a holder of Company Series C Preferred Stock and a holder of Company Series D Preferred Stock (in each case, to the extent applicable), hereby votes by written consent all of the shares of Company Stock held by the Stockholder and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Transactions, including the Company Mergers; provided, however, that this Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

RESOLVED, that the Stockholder hereby approves the delivery of this Consent pursuant to the terms of the Merger Agreement, such that, when executed by the other Stockholders listed on Schedule 1 attached hereto, it will constitute the Required Company Stockholder Approval;

RESOLVED, that the Transactions, including the Company Mergers, be, and hereby are, authorized upon the terms and subject to the conditions of the Merger Agreement; and

RESOLVED, that the Transactions, including the Company Mergers, be, and hereby are, elected as not a “Deemed Liquidation Event” for purposes of Section 2.3.1 of the COI and for any other purpose;

RESOLVED, that the Stockholder, in its capacity as a holder of Company Series D Preferred Stock (to the extent applicable), hereby consents to the Ascent Conversion Agreement and the Ascent Pubco Warrant Issuance for purposes of Section 3.3.2(b) of the COI and for any other purpose;

RESOLVED, that the officers of the Company be, and each of them severally and individually hereby is, empowered, authorized and directed in the name of and on behalf of the Company to take such actions as they may deem necessary, appropriate or advisable to carry out the intent of any and all of the resolutions contained herein and the Transactions, provided that in the case of an amendment to the Merger Agreement following the date hereof, any such amendment shall be subject to the terms set forth in the DGCL, including any requirement to obtain the consent of the stockholders of the Company in connection therewith.

The above resolutions and actions taken by this Consent shall have the same force and effect as if taken at a meeting of the stockholders of the issued and outstanding shares of capital stock of the Company entitled to vote thereon (or certain stockholders, as the case may be) duly called and constituted pursuant to the bylaws of the Company and the laws of the State of Delaware.

Any copy, .pdf or other reliable reproduction of this Consent may be submitted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, .pdf or other reproduction be a complete reproduction of the entire original writing.

Execution Version

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of [__], 2026 between ATII Holdings Inc., a Delaware corporation (the “Company”), and Ascent Funds International Management LLC (the “Holder”).

WHEREAS, the Holder previously had the option or other right to acquire securities of Forge Nano, Inc., a Delaware corporation (“Old Forge Nano”), and/or its affiliates (the “Options”), including those specified in the Amended and Restated Consulting Agreement between the Holder and Old Forge Nano, dated September 1, 2025;

WHEREAS, on April 20, 2026, Old Forge Nano entered into an Agreement and Plan of Merger (the “Merger Agreement”) among (i) Old Forge Nano, (ii) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (iii) the Company, (iv) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser, (v) ATII Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser;

WHEREAS, in connection with entry into the Merger Agreement, Old Forge Nano, the Company and the Holder entered into a conversion agreement, dated as of April 20, 2026 (the “Conversion Agreement”), pursuant to which the Company agreed to issue the warrants specified in this Agreement (the “Warrants”) to the Holder; and

WHEREAS, upon exercise of a Holder’s Warrants, such Holder shall be entitled to certain Company Earn-out Shares (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent. The Company shall act as the warrant agent in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1     Form of Warrant. Each Warrant shall initially be issued in registered form only, and, if a physical certificate issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the electronic (including by DocuSign) or facsimile signature of, an authorized officer of the Company. In the event the person whose electronic or facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2     Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form on the books and records of the Company. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by Company in accordance with the terms of this Agreement.

2.3     Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Company pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4      Registration.

2.4.1    Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Company shall issue and register [__] Warrants in the name of the Holder.

2.4.2    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (such person, a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

3.           Terms and Exercise of Warrants.

3.1    Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company, stated therein, at the price of $[__] per share, subject to the adjustments provided in Section 3.2 and Section 4 hereof. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Shares may be purchased at the time a Warrant is exercised.

3.2     Duration of Warrants. [A Warrant may only be exercised prior to December 31, 2028 (“Expiration Date”), unless extended to December 31, 2029 in the sole discretion of the Holder effective upon the Holder’s delivery of written notice to the Company of the Holder’s intent to extend the Expiration Date to December 31, 2029 in exchange for increasing by 25% the Warrant Price per share applicable to the Warrant from $[__] (subject to the adjustments as provided in Section 4 hereof) to $[__] (subject to adjustments as provided in Section 4 hereof) if the Warrant is exercised between January 1, 2029 and December 31, 2029.] / [A Warrant may only be exercised prior to December 31, 2029 (“Expiration Date”)]. The period of time from the date hereof until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.” Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date.

3.3      Exercise of Warrants.

3.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by surrendering it, at the office of the Company designated for such purposes, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in lawful money of the United States, by wire transfer; or

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(b) by surrendering the Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined in this Section 3.3.1(b)) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported closing price of the Share for the five (5) trading days ending on the third trading day prior to the date of exercise;

(c) in the event the registration statement required by Section 7.4 hereof is not effective and current within sixty (60) days from the date hereof, by surrendering such Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair Market Value (as defined in this Section 3.3.1(c)) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Shares for the five (5) trading days ending on the third trading day prior to the date of exercise.

3.3.2    Issuance of Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates, or book-entry position, for the number of Shares to which it is entitled, registered in such name or names as may be directed by it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book-entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. The Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. A Warrant may be fully or partially exercised during the Exercise Period.

3.3.3    Valid Issuance. All Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance. Each person in whose name any book-entry position or certificate for Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is not a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City (“Business Day”), such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding Business Day.

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3.3.5    Earn-out Shares. Upon exercise of any Warrant, the Registered Holder of such Warrant shall be allocated a number of Company Earn-out Shares by the Escrow Agent (as defined in the Merger Agreement) as if the Shares issued upon exercise of such Warrant pursuant to this Agreement had been issued on the Closing Date (as defined in the Merger Agreement) as Closing Payment Shares; provided that solely for purposes of this calculation, one Share shall be deemed to be issued upon the exercise of each Warrant and no effect shall be given to the adjustments described in Section 4 of this Agreement. Any Company Earn-out Shares shall thereafter be disbursed in accordance with the terms, and subject to the conditions, of the Merger Agreement (or disbursed promptly after the exercise of any such Warrant to the extent any of the milestones described in Sections 1.18(b)(i), (ii) or (iii) of the Merger Agreement have been met prior to or concurrently with such exercise).

3.3.6    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.6; however, no holder of a Warrant shall be subject to this Section 3.3.6 unless he, she or it makes such election. If the election is made by a holder, the Company shall not cause the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which the holder or its affiliates is a member, would beneficially own in excess of 4.9% or 9.8% (or such other amount as the holder may specify) (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member, shall include the number of Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member (including, without limitation, any convertible notes or convertible preference shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the SEC. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by a holder of a Warrant shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes of the Warrant, in determining the number of outstanding Shares, the holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4.           Adjustments.

4.1      Share Dividends; Share Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Shares is increased by a share dividend payable in Shares, or by a sub-division of Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Shares. A rights offering made to all or substantially all holders of Shares entitling holders to purchase Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Shares equal to the product of (i) the number of Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1, (i) if the rights offering is for securities convertible into or exercisable for Shares, in determining the price payable for Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Shares shall be issued at less than their par value.

4.2     Aggregation of Shares. If after the date hereof, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Shares.

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4.3     Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares or other shares of the Company’s share capital into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (i) any adjustment described in Section 4.1 above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)). Furthermore, solely for the purposes of illustration, if there were 100,000,000 shares outstanding and the Company paid a $1.00 dividend to 17,500,000 of such shares (with the remaining 82,500,000 shares waiving their right to receive such dividend), then no adjustment to the Warrant Price would occur as a $17.5 million dividend payment divided by 100,000,000 shares equals $0.175 per share, which is less than $0.50 per share.

4.4      Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

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4.5    Replacement of Warrant Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Shares), or in the case of any merger or consolidation of the Company with or into another company (other than a consolidation or merger in which the Company is the continuing company and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another company, corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Shares in such consolidation or merger that affirmatively make such election; provided, further, that if less than seventy percent (70%) of the consideration receivable by the holders of the Shares in the applicable event is payable in the form of Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a current report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”), as calculated by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board, qualified to make such calculation. For purposes of calculating such amount, (1) the price of each Share shall be the 10-Day Average Closing Price as of the effective date of the applicable event, (2) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Shares consists exclusively of cash, the amount of such cash per Share, and (ii) in all other cases, the average last reported sale price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification also results in a change in the Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.6      [Reserved.]

4.7     Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the holders of the Warrants, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

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4.8     No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Shares to be issued to the Warrant holder.

4.9    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 is strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.           Transfer and Exchange of Warrants.

5.1    Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company.

5.2     Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, either in certificated form or in book-entry position, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants, or book-entry positions, as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3     Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

5.4      Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

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5.5      Legend. The Warrants shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

6.           [Reserved].

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1     No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meetings of the Company or the appointment of directors of the Company or any other matter.

7.2      Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3      Reservation of Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4     Registration of Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the date hereof, it shall use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th business day following the date hereof, holders of the Warrants shall have the right, during the period beginning on the 91st day after the date hereof and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). For the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

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8.           Investment Representations.

8.1     The Holder is acquiring the Warrants and, upon exercise of the Warrants, the Shares issuable upon such exercise (collectively, the “Warrant Shares”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

8.2     The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D, and the Holder has not experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

8.3     The Holder understands that the Warrant Shares are being delivered to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Warrant Shares.

8.4     The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

8.5     The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Warrant Shares which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of the Company. The Holder understands that its investment in the Warrant Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Warrant Shares.

8.6    The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant Shares or the fairness or suitability of the investment in the Warrant Shares by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Warrant Shares.

8.7     The Holder understands that: (a) the Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) except expressly described herein, neither the Company nor any other person is under any obligation to register the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. While the Holder understands that Rule 144 is not available for the resale of securities initially issued by issuers that have been at any time previously a shell company, the Holder understands that Rule 144 includes an exception to this prohibition if the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (iv) at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

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8.8     The Holder has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Warrant Shares and is able to bear the economic risk of an investment in the Warrant Shares in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Warrant Shares. The Holder can afford a complete loss of its investment in the Warrant Shares.

9.           Taxes.

9.1     Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Shares.

10.         Miscellaneous Provisions.

10.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns.

10.2    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

ATII Holdings Inc.
12300 Grant St. #100
Thornton, CO 80241
Attn: Paul Lichty

Email: [*********]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Benjamin Goodchild
Email: [*********]

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10.3    Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph are not binding on holders of Warrants and will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

10.4    Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

10.5    Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10.6    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

10.7    Amendments. This Agreement may be amended by the Company hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein, correcting any mistake, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

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10.8    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ATII HOLDINGS INC.

By:
Name:
Title:

ASCENT FUNDS INTERNATIONAL MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Warrant Agreement]

Exhibit A

Form of Warrant

NUMBER	WARRANTS

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS WARRANT WILL BE VOID IF NOT EXERCISED
PRIOR TO
THE EXPIRATION DATE (DEFINED BELOW)

WARRANT

THIS CERTIFIES THAT, ______________________ for value received is the registered holder of a warrant or warrants (the “Warrant(s)”) of ATII HOLDINGS INC., a Delaware corporation (the “Company”), expiring at 5:00 p.m., New York City time, on December 31, [2028]/[2029] to purchase one fully paid and non-assessable Share, par value $0.0001 per share (“Shares”), of the Company for each whole Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price to the Company, but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the holder of this Warrant. In no event will the Company be required to net cash settle any warrant exercise. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share is equal to $[__] per Share. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered to the Company by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Exhibit A-1

Upon due presentment for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Neither the Warrants nor this Warrant Certificate entitles the registered holder to any of the rights of a shareholder of the Company.

Witness the electronic or facsimile signatures of its duly authorized officers.

Chairman of the Board or Chief Executive Officer Secretary

Exhibit A-2

SUBSCRIPTION FORM
To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such Shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, ____________ hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

__________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint _______________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).